ITEM 1. Front of Registration Statement and Outside Front Cover of Prospectus

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                Amendment No. 4

                                   FORM SB-2/A

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           Competitive Companies, Inc.
                 (Name of small business issuer in our charter)

         Nevada                              7389                    65-1146821
(State or other jurisdiction of   (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)     Classification Code Number)  Identification Number)

3751 Merced Drive, Suite A Riverside, CA                        92503
(Address of principal executive offices)                      (Zip Code)

        Registrant's telephone number, including area code: 909.687.6100

                 3751 Merced Drive, Suite A Riverside, CA 92503
(Address of principal place of business or intended principal place of business)

                        Corporate Creations Network, Inc
             8275 South Eastern Avenue, Suite 200 Las Vegas NV 89123
                                 1.305.672.0686
            (Name, address and telephone number of agent for service)

                                   Copies to:

                               M.T. Williams, Esq.
                            Williams Law Group, P.A.
                               2503 W. Gardner Ct.
                                 Tampa FL 33611
                               Phone: 813.831.9348
                                Fax: 813.832.5284

          SHARES ARE BEING OFFERED BY SELLING SHAREHOLDERS AS FOLLOWS:

                Common stock, $.001    2,559,361
                par value
                Maximum shares of      2,990,872
                common stock
                convertible under Class
                B Preferred

                Maximum shares of      2,000,000
                common stock
                convertible under Class
                C Preferred

        Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

        If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, as amended, check the following box: [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c)
under the Securities Act of 1933, check the following box and list the
Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(d)
under the Securities Act of 1933, check the following box and list the
Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of each class of                         Proposed maximum       Proposed maximum      Amount of
securities to be             Amount to be     offering price per     aggregate offering    registration
registered                    registered           unit (1)                 price              fee (3)
Common stock, $.001           2,559,361 (2)         $3.00              $7,678,083           $706.38
par value
Maximum shares of             2,990,872             $1.00              $2,991,000           $275.17
common stock
convertible under Class
B Preferred
Maximum shares of             2,000,000             $.001              $2,000,000           $184
common stock
convertible under Class
C Preferred

                            ------------------------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
(2) Selling shareholders hold all of the shares that we are registering. These shares will be sold at negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders.
(3) No additional fee is paid with this filing as the fee previously paid is in excess of the total amount due.

We hereby amend this registration statement on such date or dates as may be necessary to delay our effective date until we will file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the
Commission, acting pursuant to Section 8(a) may determine.

ITEM 1.  Front of Registration Statement and Outside Front Cover of Prospectus

                           COMPETITIVE COMPANIES, INC.

Our selling shareholders are offering 2,559,361 shares of our common stock,
$.001 par value, up to 2,990,872 shares of common stock convertible under Class
B preferred stock, and up to 2,000,000 shares of common stock convertible under
Class C preferred stock.

The selling shareholders currently owning common stock will offer their shares of common stock at $3.00 per share until the shares are quoted on the OTC
Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. The selling shareholders owning shares of common stock issued upon conversion of Class B and Class C stock may offer their shares of preferred stock at $3.00 per share until the shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

Our common stock is not now qualified for quotation on the Over-the-Counter
Bulletin Board or listed on any national securities exchange or the NASDAQ stock market.

These securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See "Risk Factors"
beginning on page 13.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                              Offering Information

                      Price to Public   Underwriting         Estimated Offering    Proceeds to
                      (1)               Discounts and        Expenses (3)          Company (4)
                                        Commissions (2)
Per Share
Common Stock          $3.00                 N/A                  N/A                   N/A
Total                 $0.0                  $0.0                 $0.0                  $0.0

(1) The offering price has been arbitrarily determined and does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation. Prior to this offering, there has been no market for our securities. The offering price for the selling shareholders' shares has been determined solely by management.
(2) Selling Shareholders hold all of the shares that we are registering. Because we are not selling any of our shares, there are no underwriting commissions involved in this offering.
(3) Does not include offering costs, including filing, legal, and accounting estimated at $50,000. We have agreed to pay all the costs of this offering.
Selling security holders will pay no offering expenses.
(4) We will not receive proceeds from the sale of shares from the selling shareholders.

The date of this preliminary prospectus is *********, 2003.

ITEM 2.  Inside Front and Outside Back Cover Pages of Prospectus

                                TABLE OF CONTENTS

ITEM 1. Front of Registration Statement and Outside Front Cover

   We have incurred losses since inception, considered on a pro forma basis after our recent reorganization, and may incur future losses. You will be unable to determine whether we will ever become profitable which subjects you to the risk of loss on your investment..................................13
   If we need financing to support our expansion plans but are unable to obtain it, we will have to curtail our expansion plans and the value of your investment may be reduced..............................................13
   We may not be able to provide our products and services if we do not connect or continue to connect with the traditional carriers, our primary competitors.................................................................13
   Because many of our competitors have financial, personnel and other resources, including brand name recognition, substantially greater than ours, we may not be able to compete effectively, which could reduce our revenues....................................................................14
   Because our principal competitors are also our suppliers, our revenues may be reduced..................................................................14
   Day-to-day management decisions are made by our Chief Financial Officer,
   Larry Halstead, and our significant employees, David Bower, management information systems director and Judy Kline, customer service manager. If we lose the services of Mr. Halstead, Mr. Bower or Ms. Kline, development of our business plan may be slower than anticipated.........................15
   Our president, Mr. David Kline II, will devote less than full time to our business, which may reduce our revenues.....................................15
   Our management has significant control over stockholder matters, which may affect the ability of minority stockholders to influence our activities..................................................................15
   The offering price of $3.00 per share has been arbitrarily set by our board of directors and accordingly does not indicate the actual value of our business....................................................................15
   Because there is not now and may never be a public market for our common stock, investors may have difficulty in reselling their shares..............15
   Because our common stock is considered a penny stock, any investment in our common stock is considered a high-risk investment and is subject to restrictions on marketability; you may be unable to sell your shares........16
   Because in the future, our stock may trade on the over-the-counter bulletin board, our stockholders may have greater difficulty in selling their shares when they want and for the price they want..................................16
   Because stocks traded on the bulletin board are usually thinly traded, highly volatile, have fewer market makers and are not followed by analysts, our stockholders may have greater difficulty in selling their shares when they want and for the price they want.......................................16
   Because certain states require us to seek a qualification for our shareholders to be able to resell their shares in any public market that develops, shareholders may be prevented from selling their shares in the open market to residents of these states if this qualification is not obtained....................................................................16
   Certain Nevada corporation law provisions could prevent a potential takeover of us which could adversely affect the market price of our common

ITEM 14. DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR

ITEM 22. FINANCIAL STATEMENTS..................................................62
ITEM 23. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND

ITEM 3. SUMMARY INFORMATION AND RISK FACTORS

                               PROSPECTUS SUMMARY

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes, under the Financial Statements section beginning on page F-1 prior to making an investment decision.

Our Company

Competitive Companies, Inc. is the name of the company formed in October 2001 solely to facilitate a December 2001 reorganization which included an acquisition of the assets of Huntington Telecommunications Partners, LP, a
California limited partnership and a merger with a company formerly known as
Competitive Companies, Inc. - now known as Competitive Companies Holdings, Inc., a Nevada corporation originally formed March 1998.

As a result of the reorganization, Competitive Companies owns the assets of
Huntington Partners and has as a wholly owned subsidiary Competitive Holdings.
Competitive Holdings has two wholly owned subsidiaries:

        o Competitive Communications, Inc. which was incorporated under the laws of the state of California in February 1996.
        o CCI Residential Services, Inc. which was incorporated under the laws of the state of California in January 2000.

Our principal executive offices are located at 3751 Merced Drive, Suite A,
Riverside, CA 92503. Our telephone number is 909.687.6100.

We are authorized to issue 70,000,000 shares of common stock of which 5,912,061 shares are outstanding. We are authorized to issue 10,000,000 shares of preferred stock in Classes A, B, and C. There are 4,000,000 shares of the Class
A preferred stock outstanding, 1,495,436 shares of the Class B preferred stock outstanding, and 1,000,000 shares of the Class C preferred stock outstanding.

Upon conversion into the maximum number of shares possible, the Class A, B, and
C preferred stock will convert into the following number of shares:

        o Class A - 20,000,000
        o Class B - 2,990,872
        o Class C - 2,000,000

This means that if all these shares are converted into the maximum amount, we would have 30,902,932 shares of common stock outstanding. If no shares of Class
A preferred stock are converted but all shares of Class B and Class C stock were converted at the maximum possible number of shares, we would have 10,902,932 shares of common stock outstanding.

The Class A, B and C preferred stock each contain requirements for conversion which may not be satisfied either in whole or in part. If none of these conditions occur, no additional shares of common stock would be issued. For a discussion of these conversion factors and the possible number of common shares to be issued upon conversion events, please see "Description of Securities -
Preferred Stock," at page 37.

Our Business

We primarily provide local and long distance telephone services, cable television services, and Internet access services to apartment complexes. As a competitive local and long distance telecommunications company, we also offer local and long distance telephone services and Internet access services to other residential customers as well as business customers. Our operations are located in Riverside, California, and approximately 80% of our customers are located in
California.

Our operating losses from inception to December 31, 2002 totaled $18,718,903. As of
December 31, 2002 we had a combined stockholders' equity of $992,170. As of December
31, 2002, we only had $3,390 in current cash available to finance our operations and planned expansion. We anticipate that we will be able to generate sufficient operating cash flow to finance continued operations during the next
12 months.

The Offering

This  offering is  comprised  entirely of shares of our common stock held by our selling shareholders. Our selling shareholders are offering:

2,559,361 shares of our common stock, $.001 par value
Up to 2,990,872 shares of common stock convertible under Class B preferred stock
Up to 2,000,000 shares of common stock convertible under Class C preferred stock

The selling shareholders currently owning common stock will offer their shares of common stock at $3.00 per share until the shares are quoted on the OTC
Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. The selling shareholders owning shares of common stock issued upon conversion of Class B and Class C stock may offer their shares of preferred stock at $3.00 per share until the shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We will not receive any of the proceeds from the sale of the shares of common stock offered by the selling shareholders. We will pay all offering expenses. We anticipate offering expenses of approximately $50,000.

Financial Summary

Because this is only a financial summary, it does not contain all the financial information that may be important to you. Therefore, you should carefully read all the information in this prospectus, including the financial statements and their explanatory notes before making an investment decision.

                                       10

Selected Historical Financial Information

The following selected historical financial information of Competitive Companies and Huntington Partners has been derived from their respective historical financial statements, and should be read in conjunction with the financial statements and the notes, which are included in this prospectus/consent solicitation.

                              COMPETITIVE COMPANIES
                    SELECTED HISTORICAL FINANCIAL INFORMATION

                                            Year          Year
                                            Ended         Ended
                                           December      December
                                           31, 2002      31, 2001
    Statement of operations data:
     Revenues                           $ 1,593,813    $ 1,396,377
       Operating Expenses                 1,887,934      3,555,739
       Loss from Operations                (294,121)    (2,159,362)
       Other Income (expense)                     0              0
       Loss before taxes                   (294,121)    (2,159,362)
       Income tax expense                         0              0
       Net loss                            (294,121)    (2,159,362)
    Common Share Data:
       Net loss per share                     (0.05)         (0.44)
       Weighted average common
           shares outstanding             5,912,061      4,923,020
       Period end shares outstanding      5,912,061      5,912,061
    Balance Sheet Data:
       Total assets                     $ 1,530,191
       Working Capital (Deficit)            (49,592)
       Shareholders' Equity                 992,170

                                       11

PAGE INTENTIONALLY LEFT BLANK

                                       12

                                  RISK FACTORS

In addition to the other information provided in this prospectus, you should carefully consider the following risk factors in evaluating our business before purchasing any of our common stock.

We have incurred losses since inception, considered on a pro forma basis after our recent reorganization, and may incur future losses. You will be unable to determine whether we will ever become profitable which subjects you to the risk of loss on your investment.

We have not yet generated a profit from operations. Our operating losses from inception to December 31, 2002 totaled $18,718,903.  As of December 31, 2002, we had a combined stockholders' equity of $992,170. As of December 31, 2002, we only had
$3,390 in current cash available to finance our operations and planned expansion. We anticipate that we will be able to generate sufficient operating cash flow to finance continued operations during the next 12 months.

Our poor financial condition could inhibit our ability to achieve our business plan. Because we have for a significant period operated at a substantial loss, an investor cannot determine if we will ever become profitable.

If we need financing to support our expansion plans but are unable to obtain it, we will have to curtail our expansion plans and the value of your investment may be reduced.

Our future business will involve substantial costs, primarily those costs associated with the following:

o   High speed internet service with local & long distance package-business &
    residential
o   Affinity (charitable) and agent programs
o   Pay off open leases, system purchase, and notes payable
o   Acquire new apartment complexes for telephone, cable television, and internet service

We need approximately $15,000,000 to finance all of our expansion plans. We do not anticipate that our revenues will be sufficient to finance these activities.
Accordingly, we will need traditional bank financing or financing from debt or equity offerings. However, if we are unable to obtain financing when needed, we may be forced to curtail our operations and our future growth plans, which could reduce our revenues and potential profitability and the value of your investment.

We may not be able to provide our products and services if we do not connect or continue to connect with the traditional carriers, our primary competitors.

Traditional carriers are established providers of local telephone services to all or virtually all telephone subscribers within their respective service areas. Many competitive carriers, including us, have experienced difficulties in working with the traditional carriers with respect to initiating, connecting, and implementing the systems used by these competitive carriers to order and receive network elements and wholesale services and locating the competitive carriers' equipment in the offices of the traditional carriers.

Competitive Communications entered into a connection agreement with BellSouth that became effective October 1, 1996. The agreement was renewed February 26,
2001. The agreement covers nine states including: Alabama, Florida, Georgia,
Kentucky, Louisiana, Mississippi, North Carolina, South Carolina, and Tennessee.
Competitive Communications is presently negotiating an updated agreement with
BellSouth that should replace the current agreement by November 29, 2002. In
February 2000 Competitive Communications entered into connection agreements with
PacBell and GTE (now Verizon) in California and is now operating as a newer

                                       13

local phone company in California. On August 13, 2002, a new agreement between
Competitive Communications, Inc. and SBC Telecommunications, Inc., the
authorized agent for Pacific Bell Telephone Company became effective and replaced the prior agreement with Pacific Bell. This new agreement includes both resale terms as included in the prior agreement with Pacific Bell and also includes UNE-P terms that allow Competitive Communications to sell under UNE-P provisions in California. The UNE-P terms were added in preparation for our offering telephone services in California under UNE-P. Offering services under
UNE-P is contingent on our further negotiations with third party providers of services and software to interface with SBC's and long distance provider's systems. These negotiations are presently being done, and we anticipate they will be completed by December 31, 2002. The agreement with GTE (Verizon)
automatically renews each year unless either party gives prior written notice of termination. Competitive Communications has requested a new agreement from
Verizon to update the existing agreement to include both re-sale and UNE-P, and is presently awaiting receipt of the new agreement for review prior to any negotiations and signing. In Mississippi we must upgrade our switch to accommodate required features and have rates approved in order to commence operating as a newer local phone company.

As a competitive carrier, we must coordinate with traditional carriers so that we can provide local service to customers on a timely and competitive basis. The
Telecommunications Act created incentives for regional Bell operating companies to cooperate with competitive carriers and permit access to their facilities by denying such companies the ability to provide in-region long distance services until they have satisfied statutory conditions designed to open their local markets to competition. The regional Bell operating companies in our markets are not yet permitted by the FCC to offer long distance services. These companies may not be accommodating once they are permitted to offer long distance service.
Currently Verizon is permitted to offer both local and long distance service in some our mutual service areas, but we have not yet noticed any impact on our markets.

If we cannot obtain the cooperation of a regional Bell operating company in a region, whether or not we have been authorized to offer long distance service, our ability to offer local services in such region on a timely and cost-effective basis will be harmed.

Because many of our competitors have financial, personnel and other resources, including brand name recognition, substantially greater than ours, we may not be able to compete effectively, which could reduce our revenues.

The telecommunications industry is highly competitive. Many of our current and potential competitors have financial, personnel and other resources, including brand name recognition, substantially greater than ours, as well as other competitive advantages over us. This could reduce our revenues.

Because our principal competitors are also our suppliers, our revenues may be reduced.

In each of the markets we target, we will compete principally with the traditional local phone companies serving that area, such as PacBell, BellSouth or Southwestern Bell. We must purchase telecommunications services we offer from these or similar carriers. Our suppliers could charge less than we do which could reduce our revenues.

Deleted paragraph

                                       14

Day-to-day management decisions are made by our Chief Financial Officer, Larry
Halstead, and our significant employees, David Bower, management information systems director and Judy Kline, customer service manager. If we lose the services of Mr. Halstead, Mr. Bower or Ms. Kline, development of our business plan may be slower than anticipated.

The success of our business is dependent upon the expertise of our Chief
Financial Officer, Larry Halstead, who will continue to control our day-to-day business affairs after this offering. It is also dependent upon two significant employees, David Bower and Judy Kline. Because they are essential to our operations, you must rely on their management decisions. We have not entered into any agreement with them that would prevent them from leaving us, nor have we obtained any key man life insurance relating to them. If we lose their services, we may not be able to hire and retain another Chief Financial Officer, management information systems director or customer service manager with comparable experience. As a result, the loss of any of these individual's services could reduce our revenues.

Our president, Mr. David Kline II, will devote less than full time to our business, which may reduce our revenues.

Our president, Mr. David Kline II, devotes approximately 5% of his time to our business. Mr. Kline may not be able to devote the time necessary to our business to assure successful implementation of our business plan. Further, Mr. Kline is subject to a conflict of interest as to whether to spend his time on our or other's activities.

Our management has significant control over stockholder matters, which may affect the ability of minority stockholders to influence our activities.

Collectively, our officers and directors beneficially own approximately 60% of our outstanding common stock. In addition, they own 4,125,000 options or warrants which are exercisable to purchase additional shares of common stock at an average price of $0.19 during the next five years. They also own 4,000,000 shares of Class A convertible preferred stock which may be converted into
20,000,000 additional shares of common stock for no additional consideration under certain circumstances in the future. As such, our officers/ directors and their family members control the outcome of all matters submitted to a vote by the holders of our common stock, including the election of our directors, amendments to our certificate of incorporation and approval of significant corporate transactions. Additionally, our officers and directors could delay, deter or prevent a change in our control that might be beneficial to our other stockholders.

The offering price of $3.00 per share has been arbitrarily set by our board of directors and accordingly does not indicate the actual value of our business.

The offering price of $3.00 per share is not based upon earnings or operating history, does not reflect our actual value, and bears no relation to our earnings, assets, book value, net worth or any other recognized criteria of value. No independent investment banking firm has been retained to assist in determining the offering price for the shares. Accordingly, the offering price should not be regarded as an indication of any future market price of our stock.

Because there is not now and may never be a public market for our common stock, investors may have difficulty in reselling their shares.

                                       15

Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future. Accordingly, our shares should be considered totally illiquid, which inhibits investors' ability to resell their shares.

Because our common stock is considered a penny stock, any investment in our common stock is considered a high-risk investment and is subject to restrictions on marketability; you may be unable to sell your shares.

If our common stock becomes tradable in the secondary market, we may be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to its customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities. For additional details concerning the disclosure requirements under the penny stock rules, see the section entitled Penny Stock Considerations at page 68 below.

Because in the future, our stock may trade on the over-the-counter bulletin board, our stockholders may have greater difficulty in selling their shares when they want and for the price they want.

The over-the-counter bulletin board is separate and distinct from the Nasdaq stock market. The bulletin board does not operate under the same rules and standards as the Nasdaq stock market, including for example order handling rules. The absence of these rules and standards may make it more difficult for a stockholder to obtain execution of an order to trade and to obtain the price they wanted for a trade. This means our shareholders may not be able to sell their shares when they want for a price they want.

Because stocks traded on the bulletin board are usually thinly traded, highly volatile, have fewer market makers and are not followed by analysts, our stockholders may have greater difficulty in selling their shares when they want and for the price they want.

Investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the over-the-counter bulleting board rather than on Nasdaq. Investors' orders may be filled at a price much different than expected when an order is placed.
Trading activity in general is not conducted as efficiently and effectively as with Nasdaq-listed securities.

Investors must contact a broker dealer to trade bulletin board securities.
Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

Bulletin board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders
- an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for Nasdaq-listed securities.

Because certain states require us to seek a qualification for our shareholders to be able to resell their shares in any public market that develops, shareholders may be prevented from selling their shares in the open market to residents of these states if this qualification is not obtained.

                                       16

We intend to seek qualification for secondary trading by obtaining a listing in
Standard and Poor's. This will qualify our securities for trading in the following states: Alaska, Arizona, Arkansas, California, Colorado, Connecticut,
Delaware, District of Columbia, Florida, Hawaii, Idaho, Indiana, Iowa, Kansas,
Maine, Maryland, Massachusetts, Michigan, Mississippi, Missouri, Nebraska,
Nevada, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma,
Oregon, Rhode Island, South Carolina, Texas, Utah, Washington, West Virginia,
and Wyoming.

We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders. This may inhibit our shareholders ability to resell their shares if a public market does develop for our stock.

Certain Nevada corporation law provisions could prevent a potential takeover of us which could adversely affect the market price of our common stock or deprive you of a premium over the market price.

We are incorporated in the State of Nevada. Certain provisions of Nevada corporation law could adversely affect the market price of our common stock.
Because Nevada corporation law requires board approval of a transaction involving a change in our control, it would be more difficult for someone to acquire control of us. Nevada corporate law also discourages proxy contests making it more difficult for you and other shareholders to elect directors other than the candidates nominated by our board of directors.

SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS

Some of the statements in this prospectus are "forward-looking statements".
These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under "Risk Factors".
The words "believe," "expect," "anticipate," "intend," "plan," and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments. However, the Private Securities
Litigation Reform Act of 1995 is not available to us as a non-reporting issuer.

ITEM 4. USE OF PROCEEDS

Not Applicable. We will not receive any proceeds from the sale of the securities by the selling shareholders.

ITEM 5. DETERMINATION OF OFFERING PRICE

Our management has determined the offering price for the selling shareholders'
shares. The offering price has been arbitrarily determined and does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation. Prior to this offering, there has been no market for our securities.

ITEM 6. DILUTION

We are not offering any shares in this registration statement. All shares are being registered on behalf of our selling shareholders.

                                       17

Under the terms of our Class B preferred stock, we must issue additional shares of common stock upon conversion for no additional consideration if the average of the opening bid and ask price on the over the counter bulletin board is less than $3.00. In addition, under the terms of our Class C preferred stock, we must issue additional shares of common stock upon conversion for no additional consideration if the average of first 5 days trading bid and ask price on the over the counter bulletin board is less than $3.00, subject to adjustment. If this occurs, it could significantly dilute the value of your shares.

ITEM 7. SELLING SECURITY HOLDERS

The selling security holders named below are selling the securities. The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling security holders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling security holders upon termination of this offering. We believe that the selling security holders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities by the selling shareholders.

Selling Shareholders with Common Stock and Class B Preferred Stock

                                                                                 Additional Shares of
                                                                                    Common Stock if
      Number                                                                        Preferred Stock
        Of                                                       Number of Shares    is Converted
   Shareholders       Name of Stockholder          Note          of Common Stock    Minimum-Maximum
===========================================================================================================

        1         Albright, Lee B.                                     10,000          0-20,000

        1         Beck, Michael W.                                      5,000          0-10,000

        1         Bedan, Debra                                          1,000           0-2,000

        1         Betourne, Richard A. & Irma M.                       30,000          0-60,000
                  Joint Tenants

        1         Bohan, Brian                                         10,000          0-20,000

        1         Claussen, Richard                                     5,000          0-10,000

        1         DATALECT, INC.                    1                   5,000          0-10,000

        1         Deromedi, Patrick J.                                 30,000          0-60,000

        1         Dinero, Gina M.                                       5,000          0-10,000

        1         Frasco, Dennis                                        1,000           0-2,000

        1         Frasco, Karen K.                                      3,000           0-6,000

        1         Frasco, Michael                                       1,000           0-2,000

        1         Frederic, Douglas                                     1,000           0-2,000

        1         Freeman, Wynne K.                                    20,000          0-40,000

        1         Gooden, Donald R.                                    10,000          0-20,000

        1         Gray, Mary                                           10,000          0-20,000

        1         Gutierrez, Michael & Lisa
                  Joint Tenants                                         5,000          0-10,000

        1         Hammer, James E.                                    106,250          0-212,500

        1         Hammer, Paul H. & Valerie
                  Joint Tenants                                        63,158          0-126,316

                                       18

        1         Hammer, Susan                                        75,000          0-150,000

        1         Hannah, Robert                                       10,000          0-20,000

        1         Hartwell, James H. & Patricia
                  Joint Tenants                                        10,000          0-20,000

        1         I. Robert Beton Trust             2                  10,000          0-20,000

        1         Isaac, Odell & Day, Amy, Joint
                  Tenants                                              50,000          0-100,000

        1         James J. Healey Group             3                  46,500          0-93,000

        1         Johnson, Barbara                                     10,000          0-20,000

        1         Johnson, Leslie                                       5,000          0-10,000

        1         Johnson, Robert                                      10,000          0-20,000

        1         KELLYSHARES, LTD.                 4                  30,000          0-60,000

        1         Klein, Andrew                                        56,000          0-112,000

        1         Klein, Jonathan & Jane Joint
                  Tenants                                              20,000          0-40,000

        1         Krasovich, Edward J. TRUST        5                   5,000          0-10,000

        1         Landis, Lyle D. & Mary T.
                  Joint Tenants                                        10,000          0-20,000

        1         Lewis, David E.                                      10,000          0-20,000

        1         Madsen Holdings, Ltd.             6                 200,000          0-400,000

        1         Manufactured Home Lots, Inc.      7                  20,000          0-40,000

        1         Martin, Lee J. & Alison Joint
                  Tenants                                              15,000          0-30,000

        1         McClendon, Paul                                      10,000          0-20,000

        1         McKnight, Dana Alan                                  10,000          0-20,000

        1         Middelhede, Carsten                                  20,000          0-40,000

        1         Mongrain, Raymond E. &
                  Veltkamp, Darrell R.                                 10,000          0-20,000

        1         Moore, Richard & Denise E.                           85,500          0-171,000
                  Joint Tenants

        1         Nist, John E.                                         5,000          0-10,000

        1         Nowick, Martin E. MD PC Profit    8                  40,000          0-80,000
                  Sharing Plan Restated

        1         O'Shaughnessy, Brian J.                              50,000          0-100,000

        1         O'Shaughnessy, Daniel                                25,000          0-50,000

        1         O'Shaughnessy, Kevin                                  5,000          0-10,000

        1         Rancho Coastal Realty Inc.        9                  10,000          0-20,000

        1         Reding, David                                       114,444          0-228,888

        1         Ruff, Christopher D. & Cydney                        17,500          0-35,000
                  J. Joint Tenants

        1         Rusty Bartell Weiss-TTEE, The
                  Weiss Rev. Trust                 10                  10,000          0-20,000

                                       19

        1         Simon, Howard M.                                     20,000          0-40,000

        1         Simone, Ed                                           10,000          0-20,000

        1         Steinhauser, Gregg                                   20,000          0-40,000

        1         Sterling Trust Company,           8                  10,000          0-20,000
                  Trustee; FBO: Martin E.
                  Nowick, Acct. No. 052424

        1         Sterling Trust Company,
                  Trustee; FBO: Susan K. Nowick,
                  Acct. No. 052425                 11                  10,000          0-20,000

        1         T. BABA & Co.                    12                  39,084          0-78,168

        1         The Kaites Family Trust          13                  30,000          0-60,000

        1         Van Lanen, David                                     10,000          0-20,000

        1         Wanderer, H. J.                                      10,000          0-20,000

        1         Xavier, Frank                                        10,000          0-20,000

        61        SUB-TOTAL                                         1,495,436         0-2,990,872

Selling Shareholders with Common Stock Only

                                                                                 Additional Shares of
                                                                                    Common Stock if
      Number                                                                        Preferred Stock
        Of                                                       Number of Shares    is Converted
   Shareholders       Name of Stockholder          Note          of Common Stock    Minimum-Maximum
==========================================================================================================

        1         Bilcorp, Inc.                                         2,000             0-0

        1         Boettcher, Harry G.                                  12,300             0-0

        1         Halstead, Dean S.                14                   4,500             0-0

                  O'Shaughnessy, Brian J.                              40,125             0-0

        1         Woods, Jerald                    15                   5,000             0-0

        4         SUB-TOTAL                                            63,925             0-0

Selling Shareholders with Common Stock and Class C Preferred Stock

                                                                                 Additional Shares of
                                                                                    Common Stock if
      Number                                                                        Preferred Stock
        Of                                                       Number of Shares    is Converted
   Shareholders       Name of Stockholder          Note          of Common Stock    Minimum-Maximum
===========================================================================================================

        1         Huntington Telecommunications    16               1,000,000         0-2,000,000
                  Partnership, L.P.

        1          SUB-TOTAL                                        1,000,000         0-2,000,000

        66         TOTAL ALL CLASSES                                2,559,361         0-4,990,872

                                       20

      Notes:
        1         Business: Software development. Voting or Control: Donald Krueger, President.
        2         Business: Trust. Voting or Control: I. Robert Benton, Trustee.
        3         Business: Investor group. Voting or Control: James Healey, Sr. Partner & Partner.
        4         Business: Sales & Marketing. Voting or Control: David E. Lewis, Administrative Director.
        5         Business: Trust. Voting or Control: Ed Krasovich, Manager.
        6         Business: Trust. Voting or Control: Mr. & Mrs. Richard Madsen, General Partners.
        7         Business: Real estate. Voting or Control: Milton Alsum, President.
        8         Business: Medical practice. Voting or Control: Martin Nowick, MD.
        9         Business: Real estate. Voting or Control: Brian Bohan, President.
        10        Business: Trust. Voting or Control: Rusty Bartell Weiss, Trustee.
        11        Business: Medical practice. Voting or Control: Susan K. Nowick.
        12        Business: Avocado farming. Voting or Control: Thomas Sera, Partner.
        13        Business: Trust. Voting or Control: John Kaites, Trustee.
        14        Relationship to company: Son of Larry Halstead.
        15        Relationship to company: Director.
        16        Business: Telecommunications. Voting or Control: David Hewitt, General Partner.
                  Relationship to company: Director.

We intend to seek qualification for sale of the shares in those states where the shares will be offered. That qualification is necessary to resell the shares in the public market and only if the shares are qualified for sale or are exempt from qualification in the states in which the selling shareholders or proposed purchasers reside. There is no assurance that the states in which we seek qualification will approve resales of the shares.

ITEM 8. PLAN OF DISTRIBUTION

Our selling shareholders are offering 2,559,361 shares of our common stock,
$.001 par value per share; 1,495,436 shares of Class B preferred stock, $.001 par value; 1,000,000 shares of Class C preferred stock, $.001 par value.

The securities offered by this prospectus will be sold by the selling shareholders or by those to whom such shares are transferred. We are not aware of any underwriting arrangements that have been entered into by the selling security holders. The distribution of the securities by the selling shareholders may be effected in one or more transactions that may take place in the over-the-counter market, including broker's transactions, privately negotiated transactions or through sales to one or more dealers acting as principals in the resale of these securities.

Any of the selling shareholders, acting alone or in concert with one another, may be considered statutory underwriters under the Securities Act of 1933, if they are directly or indirectly conducting an illegal distribution of the securities on behalf of our corporation. For instance, an illegal distribution may occur if any of the selling shareholders were to provide us with cash proceeds from their sales of the securities. If any of the selling shareholders are determined to be underwriters, they may be liable for securities violations in connection with any material misrepresentations or omissions made in this prospectus. In addition, the selling shareholders and any brokers and dealers through whom sales of the securities are made, may be deemed to be
"underwriters" within the meaning of the Securities Act of 1933, and the

                                       21

commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation.

The selling shareholders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, margin accounts or loan transactions. Upon default by such selling shareholders, the pledgee in such loan transaction would have the same rights of sale as the selling shareholders under this prospectus. The selling shareholders may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this prospectus. The selling shareholders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling shareholders under this prospectus.

In addition to the above, each of the selling shareholders and any other person participating in a distribution will be affected by the applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation
M, which may limit the timing of purchases and sales of any of the securities by the selling shareholders or any such other person.

Upon this registration statement being declared effective, the selling shareholders may offer and sell their shares from time to time until all of the shares registered are sold; however, this offering may not extend beyond two years from the initial effective date of this registration statement.

There can be no assurances that the selling shareholders will sell any or all of the securities. In order to comply with state securities laws, if applicable, the securities will be sold in jurisdictions only through registered or licensed brokers or dealers. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
Under applicable rules and regulations of the Securities Exchange Act of 1934, as amended, any person engaged in a distribution of the securities may not simultaneously engage in market-making activities in these securities for a period of one or five business days prior to the commencement of such distribution.

All of the foregoing may affect the marketability of our securities. Pursuant to the various agreements we have with the selling shareholders, we will pay all the fees and expenses incident to the registration of the securities, other than the selling security holders' pro rata share of underwriting discounts and commissions, if any, which is to be paid by the selling shareholders.

Should any substantial change occur regarding the status or other matters concerning the selling shareholders, we will file a Rule 424(b) prospectus disclosing such matters.

Until a market develops, if any sales are consummated at a price different than
$3 per share, we will report each such sale on:

        o A prospectus supp1ement, if within 20%; or
        o A post-effective amendment, if more than 20%.

We intend to seek qualification for secondary trading by obtaining a listing in
Standard and Poor's. This will qualify our securities for trading in the following states: Alaska, Arizona, Arkansas, California, Colorado, Connecticut,
Delaware, District of Columbia, Florida, Hawaii, Idaho, Indiana, Iowa, Kansas,
Maine, Maryland, Massachusetts, Michigan, Mississippi, Missouri, Nebraska,
Nevada, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma,
Oregon, Rhode Island, South Carolina, Texas, Utah, Washington, West Virginia,
and Wyoming.

                                       22

We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders. This may inhibit our shareholders ability to resell their shares if a public market does develop for our stock.

ITEM 9.  LEGAL PROCEEDINGS

We are not aware of any pending or threatened legal proceedings, in which we are involved.

ITEM 10. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The board of directors elects our executive officers annually. A majority vote of the directors who are in office is required to fill vacancies. Each director shall be elected for the term of one year, and until his successor is elected and qualified, or until his earlier resignation or removal. There are no family relationships between any of the directors and executive officers. Our directors and executive officers are as follows:

NAME                    AGE         TITLE                           SERVED SINCE

David Kline II          40          Chairman, C.E.O, President,         1985
                                    C.O.O. & Director

Larry Halstead          59          Sec./Treas., C.F.O. &
                                    Director                            1996

Michael Godfree         61          V.P., Business Development
                                    & Director                          1997

Jerald Woods            54          V.P. & Director                     1997

David Hewitt            57          Director                            2001

The following is a brief summary of the business experience of these individuals:

David "DK" Kline II, has served as president, chief operating officer and director since inception, but since March 1999 has served in such capacities on a very limited basis. In December 1999 he became the chairman of the board and chief executive officer. From 1996 to the present DK has served as the president of Competitive Communications, Inc., our wholly owned subsidiary, and commenced serving as president of CCI Residential Services, Inc. upon its incorporation in
January 2000. From 1992 to 1996, DK served as president of Western Telephone &
Television, Riverside, California. From December 2001 to the present he has been
Account Executive for Qwest Communications. From March 1999 to December 2001 he
was Regional Account Manager with Electric Lightwave, Inc. It is anticipated that he will reassume his duties on a full-time basis if and when we secure additional capital for the implementation of our future plans. DK has a Bachelor of Arts in Chemistry from California Lutheran University, 1984.

David "DK" Kline II, has served as president, chief operating officer and director since inception, but since March 1999 has served in such capacities on a very limited basis. In December 1999 he became the chairman of the board and chief executive officer. From 1996 to the present DK has served as the president of Competitive Communications, Inc., our wholly owned subsidiary, and commenced serving as president of CCI Residential Services, Inc. upon its incorporation in
January 2000. From 1992 to 1996, DK served as president of Western Telephone &
Television, Riverside, California. From January 2003 to present he has been in telecommunications sales with Matrix Telecom. From December 2001 to November
2002 he was an Account Executive for Qwest Communications. From March 1999 to
December 2001 he was Regional Account Manager with Electric Lightwave, Inc. It is anticipated that he will reassume his duties on a full-time basis if and when we secure additional capital for the implementation of our future plans. DK has a Bachelor of Arts in Chemistry from California Lutheran University, 1984.

Larry Halstead has been Secretary/Treasurer, Chief Financial Officer and
Director since inception. He has served in the same capacity for Competitive
Communications, Inc. since 1996 and of CCI Residential Services, Inc. since
January 2000. From 1994 to 1996 he was Executive Consultant Sales and Marketing

                                       23

for Integrated Cargo Management Systems, Inc., of San Antonio, Texas. From 1987
to 1993 he was Vice President Sales & Marketing and Partner for Compu-Source of
El Toro, California. From 1982 to 1987 he worked for Standard Logic, Inc.,
Corona, California, as Marketing Vice President. From 1977 to 1982 he was
Marketing Service Manager and Planning Manager for EECO, Inc. Hotel Systems
Division of Santa Ana, California. From 1972 to 1977 he was Sales and Data
Processing Manager for I/O Computing of Long Beach, California. From 1966 to
1997, Mr. Halstead held a number of command and other key positions in the U.S.
Army and the Army Reserve, achieving the rank of Colonel upon retirement in
1997. From 1988 to 1991, he was Deputy Chief of Staff for Logistics for the 63rd
Army Reserve Command. From 1994 to 1997, he was the Army's Emergency
Preparedness Liaison Officer for Texas. Mr. Halstead received a Bachelor of
Science in Biology from the University of California, Irvine, 1977. He is a graduate of Air War College in 1987, and is certified as a Logistician by the
U.S. Army.

Michael Godfree has been Vice President, Business Development and Director since
1998. Since 1995 Mr. Godfree has been president and a major stockholder of
APMSAFE.COM (American Privacy Management, Inc.). In 2000 he became a director of
Biometric Verification Inc., and Biometric Verification Holdings Inc. From 1986
to 1995 he was president of TSC. In 1984 he founded, and from 1984 to 1986, he was president of American National Cellular. Mr. Godfree was educated at
Newbattle Abbey College, Dalkeith, Edinburgh, Scotland; Occidental College, Los
Angeles; and the University of Sussex, Brighton, England, from which he holds a
Bachelor of Arts Degree in Law.

Michael Godfree has been Vice President, Business Development and Director since
1998. Since 1995 Mr. Godfree has been president and a major stockholder of
APMSafe.Com, Inc. In 2000 he became a director of Biometric Verification Inc., and Biometric Verification Holdings Inc, wholly owned subsidiaries of
APMSafe.Com, Inc. From 1986 to 1995 he was president of TSC. In 1984 he founded, and from 1984 to 1986, he was president of American National Cellular. Mr.
Godfree was educated at Newbattle Abbey College, Dalkeith, Edinburgh, Scotland;
Occidental College, Los Angeles; and the University of Sussex, Brighton,
England, from which he holds a Bachelor of Arts Degree in Law.

Jerald Woods has been Vice President and Director since 1998. From 1994 to 2000 he was an officer and director of APMSAFE.COM (American Privacy Management,
Inc.). From 1988 to 1994 he was chairman and director for American Digital
Communications, Inc. From 1984 to 1989 he hosted and produced "Breakthroughs in
Technology," an investment program specializing in high technology companies. He currently is President of JLW Communications Services. He also serves as a director for Pico Medical located in Bethesda, Maryland.

David Hewitt has been a Director since December 2001. From 1994 to date, he has been Co-Founder and President of Huntington Partners, Inc. From 1989 to 1992, he
was Co-Founder and Managing Director of Trilateral Company, a real estate firm.
He has an MBA with Distinction from Amos Tuck School of Business Administration at Dartmouth College and an AB from University of Rochester.

Election of Directors

Our bylaws provide that the board of directors shall consist of five members until changed by amendment to the articles of incorporation or by amendment to the applicable section of the bylaws, adopted by the majority of the voting power of the corporation.

Family Relationships

Ms. Judy Kline is the mother of Mr. David Kline II.

Significant Employees

Since inception in 1996, Judy Kline has been Customer Service Manager of
Competitive Communications, Inc., a wholly owned subsidiary of Competitive
Companies, Inc. From 1985 to 1996 she served in the same capacity at Western
Telephone & Television, the forerunner of Competitive Communications, Inc. From
1978 to 1984 she was Assistant Controller at Sav-On Drugs in Anaheim,
California. She has been active in many philanthropic organizations including the Assistance League of Long Beach and Nightingales of Memorial Hospital. She
is the mother of our chairman of the board, chief executive officer and president David Kline II. In 2001 she was elected to the board of directors of
CCI Residential Service, Inc., a wholly owned subsidiary of Competitive
Communications, Inc.

                                       24

David Bower, MIS Manager, has been with us since inception in 1996. In 1996 he was promoted from senior Analyst to MIS Manager and is responsible for maintaining and upgrading the Hartline billing system, liaison with telephone providers, technical support on our telephone, cable television, and internet services, and technical assistance to customer service. From 1994 to 1996 he served as Programmer/Analyst and Programmer at Western Telephone & Television,
the forerunner of Competitive Communications, Inc. From 1990 to 1994 he was a
Computer Analyst/Data Entry Specialist at Pot O' Gold Inc., Irvine, California.
In 2001, Mr. Bower was elected to the board of directors of Competitive
Communications, Inc., a wholly owned subsidiary of Competitive Companies, Inc.
In 1995, he received a Bachelor of Arts in Mathematics from the University of
California, Riverside.

Legal Proceedings

No officer, director, or persons nominated for such positions, promoter or significant employee has been involved in legal proceedings that would be material to an evaluation of our management.

ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of the date of this registration statement, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock each of our directors all executive officers and our directors as a group. To the best of our knowledge, all persons named have sole voting and investment power with respect to such shares, except as otherwise noted. There are not any pending or anticipated arrangements that may cause a change in control of us.

Name                                      Number of Shares          Percentage

Michael Godfree                                275,000                  4.7

Larry Halstead                                 315,000                  5.3

David Kline II                               1,750,000                 29.6

Jerald Woods                                   188,600                  3.2

Huntington                                   1,000,000                 16.7
Telecommunications Partners, L.P. (1)

All directors and named executive            3,528,600                 59.4
officers (as a group of 5 persons)

(1) Mr. David Hewitt is the president of the corporate general partner of
    Huntington Telecommunications Partners, L.P.

This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based upon
5,912,061 shares of common stock outstanding.

ITEM 12. DESCRIPTION OF SECURITIES

                                       25

        The following description as a summary of the material terms of the provisions of our articles of incorporation and bylaws, is qualified in its entirety. The articles of incorporation and bylaws have been filed as exhibits to the registration statement of which this prospectus is a part.

                    Authorized Capital Stock           Shares Of Capital Stock
                                                            Outstanding

Common                     70,000,000                       5,912,061

Preferred                  10,000,000                       4,000,000 - Class A
                                                            1,495,436 - Class B
                                                            1,000,000 - Class C

Common stock

We are authorized to issue 70,000,000 shares of no par common stock. There are
5,912,061 of common stock held of record by 125 stockholders.

All shares of common stock outstanding are, and the common stock to be outstanding upon completion of this offering will be, validly issued, fully paid and non-assessable.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the shareholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of the such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of
Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities.
There are not any provisions in our Articles of Incorporation or our by-laws that would prevent or delay change in our control.

Preferred stock

We are authorized to issue 10,000,000 shares of preferred stock.

Class A preferred stock

4,000,000 shares of Class A convertible preferred stock were issued by us to various founding stockholders and management in December 1999. These 4,000,000 shares are convertible into 20,000,000 shares of common stock. Conversion may occur at any time, in whole or in part up to the number of shares set forth below with the achievement of the following events for a period commencing on the date such event was achieved and ending on December 31, 2010.

                                       26

The conversion events are as follows:

Event                                          Number of shares of common
                                               stock issued upon conversion

Achieving 100% increase in the combined         10,000,000
number of owned apartment complex passings
plus non-apartment complex customers

Achieving 10,000 customers in the                5,000,000
combined number of owned apartment complex
passings and non-apartment complex customers

Achieving 20,000 customers in the combined       5,000,000
number of owned apartment complex passings
and non-apartment complex customers

        o An apartment complex passing is an individual apartment under direct contract with it for telephone, television or Internet service.

        o A non-apartment complex customer is a non-apartment residential or business customer that is counted once for each major service to which they subscribe.

Conversion events are based on customer base existing as of December 9, 1999.

Class B convertible preferred shares

We have reserved for issuance upon the effectiveness of this registration statement 1,495,436 shares of Class B convertible preferred stock entitling persons owning the Class B shares the following:

The stock shall convert into such number or fraction thereof shares of common stock based upon the following:

1- the fraction: [average of opening bid and ask price on the over the counter bulletin board/$3.00]
                                   divided by
   the fraction: [average of opening bid and ask price on the over the counter bulletin board/$3.00]

For example, assume average opening bid/ask of $2.00. 1 - 2/3 = 1/3. 1/3 divided by 2/3 = .5 additional share of common stock issued upon conversion.

If the average opening bid/ask price is more than $3.00 per share, no shares of common stock shall be issued and the rights of the preferred stockholders will terminate. Further, under no circumstances will the shares convert into more than 2,990,872 shares of common stock.

Depending upon the average opening bid/ask price, there will be from zero to
2,990,872 shares of common stock issued un conversion of the Class B convertible preferred shares.

Class C convertible preferred shares

We have reserved for issuance upon the effectiveness of this registration statement 1,000,000 shares of Class C convertible preferred stock entitling persons owning the Class C shares the following:

The stock shall convert into such number or fraction of shares of common stock based upon the following:

        If the average of the closing bid price for the common stock for first five business day period immediately following the closing of the reorganization agreement during which the common stock is qualified

                                       27

        for quotation on the over the counter bulletin board is less than
        $3.00 per share, the number of shares of common stock to be issued upon conversion of the Class C preferred stock shall be the product obtained by multiplying the following conversion ratio by the
        1,000,000 shares of Class C preferred stock held by Huntington
        Partners. The conversion ratio shall be one minus the adjusted price divided by the adjusted price. The adjusted price shall be determined by dividing the closing bid price for the common stock for first five business day period immediately following the closing of the reorganization agreement during which the common stock is qualified for quotation on the over the counter bulletin board by $3.00. For purposes of determining the closing bid price for the common stock for first five business day period immediately following the closing of the reorganization agreement during which the common stock is qualified for quotation on the over the counter bulletin board, purchases of our common stock by us or our affiliates or persons controlled by us or our affiliates shall be disregarded. In addition, if trades have not been executed on at least three of those five days, the adjustment period shall be extended until our common stock shall have been traded on at least three days, and the average closing bid price for those three trading days shall be the price used in the formula.

For example, assume average of first 5 days closing bid of $2.00, and no other adjustments under the formula. The conversion would occur as follows:

        o 1 - 2/3 = 1/3.

        o 1/3 divided by 2/3 = .5.

        o .5 x 1,000,000 = 500,000.

Accordingly, 500,000 shares of common stock would be issued to Huntington
Partners upon conversion of the Class C preferred stock.

If the average of first 5 days closing bid is more than $3.00 per share, no shares of common stock shall be issued and the rights of the preferred stockholders will terminate. Further, under no circumstances will the shares convert into more than 2,000,000 shares of common stock.

Depending upon the average opening bid/ask price, there will be from zero to
2,000,000 shares of common stock issued upon conversion of the Class B convertible preferred shares.

Conversion of both Class B and Class C preferred stock

The following table sets forth information concerning number of shares issued upon conversion and total number of shares outstanding after conversion for the
Class B and Class C preferred stock combined, with no conversion of Class A preferred stock:

                                                                                   Total number of shares of
                                                                                   common stock outstanding
                             Additional                 Additional                 assuming no conversion
Average Opening              Number of common           Number of common           of Class A preferred and
Bid/Ask Price per time       stock issued upon          stock issued upon          conversion of both
period of conversion         conversion of Class B      conversion of Class C      Class B and Class C
formula                      preferred stock            preferred stock            preferred stock

$3.00 or more                              0                          0                  5,912,061

                                       28

$2.50                                299,087                    200,000                  6,411,148
$2.00                                747,718                    500,000                  7,159,779
$1.50                              1,495,436                  1,000,000                  8,407,497
$1.00 or less                      2,990,872                  2,000,000                 10,902,933

Other matters related to preferred stock

The shares of Class B and Class C preferred stock are reserved for issuance upon the effective date of this registration statement, as the shares really represent nothing more than a contigent right to automatically receive, without payment of additional consideration, additional shares of common stock upon the occurrence of certain conditions, which conditions may or may not actually occur.

If we at any time after the date of the reorganization we effect a subdivision of our outstanding common stock or preferred stock, the conversion ratios as determined above will be proportionately adjusted. Holders of the all classes of preferred shares are not entitled to preferential dividend rights, redemption or voting rights.

We presently have no plans to issue any additional shares of preferred stock.
However, preferred stock may be issued with preferences and designations as the board of directors may from time to time determine. The board may, without stockholders approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of our common stockholders and may assist management in impeding and unfriendly takeover or attempted changes in control.

There are no restrictions on our ability to repurchase or reclaim our preferred shares while there is any arrearage in the payment of dividends on our preferred stock.

Options

We have 5,040,000 outstanding non-statutory options to the following:

          Name             Number of Option     Exercise Price    Number Currently Exercisable

 Officers, Directors & Affiliates:

     Larry Halstead         1,000,000               $0.001            1,000,000
     Jerald Woods             500,000               $1.00                     0
     Judy Kline (1)         2,625,000               $0.001            2,625,000

     Sub-Total              4,125,000                                 3,625,000

Others:

     Employees                445,000               $0.001              445,000
     Employees                300,000               $0.85               180,000
     Employees                 70,000               $1.00                     0
     James Gibson              50,000               $1.00-$5.00               0
     James Healey              50,000               $1.00-$5.00               0

     Sub-Total                915,000                                   625,000

     Total                  5,040,000                                 4,250,000

(1) Judy Kline is an employee of Competitive Companies and mother Mr. David
Kline II, Competitive Companies' Chairman, C.E.O., President, C.O.O. & Director.
As Mr. Kline is over 21 years of age and does not live with his mother, he disclaims beneficial ownership of the shares underlying Ms. Kline's options.

                                       29

The general terms to exercise the options for all except James Healey, James
Gibson and Jerald Woods are the same. Exercise dates and amounts which can be exercised vary. No options may be exercised until two years after initial grant of the individual option. Options are normally exercisable over a five-year period as follows: at the end of:

        o First year - 0%,
        o Second year - 40%
        o Third through fifth year - 20% each year.

Mr. Healey and Mr. Gibson are independent agents for the sale of our products.
The options granted them and Mr. Woods require certain levels of performance from them in order for them to exercise each level.

Dividends

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of funds legally available.
Holders of preferred stock are not entitled to receive dividends. We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Transfer Agent and Registrar

We are the transfer agent and registrar for our preferred and common stock.

ITEM 13. INTEREST OF NAMED EXPERTS AND COUNSEL

Not Applicable

ITEM 14. DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES
LIABILITIES

Our bylaws, subject to the provisions of Nevada law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to it if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 15. ORGANIZATION WITHIN LAST FIVE YEARS

In 1998, Competitive Companies, Inc. was formed to acquired the stock of
Competitive Communications, Inc. from Mr. David Kline II. Mr. Kline II owned a
100% equity interest in Competitive Communications. Mr. Kline II negotiated the transaction for Competitive Communications and Mr. Halstead negotiated the transaction for Competitive Companies. The parties agreed upon a price of
3,302,700 shares of common stock 1,000,000 shares of Class A convertible preferred stock based upon the fact that the at the time of the agreement

                                       30

Competitive Communications had annual revenues of approximately $1,000,000. The parties agreed to a value of $1 per share for the 3,302,700 shares of common stock and 5,000,000 shares of common stock underlying the preferred stock and agreed upon a formula of 8 times approximate annual revenues.

Upon completion of the transaction, Mr. Kline II owned approximately 53% of the issued and outstanding stock and 16 other shareholders, all officers, directors and employees, owned the remainder. We accounted for the transfer of these shares as a business combination whereby we recorded compensation expense for shares issued to individuals not formerly involved in the business.

ITEM 16. BUSINESS

We provide telecommunications services primarily to residents of apartment complexes, and other users, including business and residential, in primary and secondary metropolitan areas in California, Alabama, and Mississippi, and anticipate offering these services across the United States as our business expands. We offer a set of telecommunications products and services including:

        o Local telephone services
        o Domestic and international long distance services
        o Enhanced voice, data and internet services

In addition, we have developed our own billing and back office systems we call
Hartline that enables us to enter, schedule and track a customer's order from the point of sale to the installation and testing of service. Apartment complex customers are serviced completely by our proprietary Hartline system.

We generally price our services at a discount of 5% to 10% below the prices charged by the traditional local phone companies.

The business was founded in 1985 by a management team led by David Kline, Sr., the former President, Chief Operating Officer and co-founder of Superior
Communications, Inc, and is now led by his son, David Kline II.

As of September 30, 2001, we were operational in 10 apartment complexes in
California, Mississippi, and Alabama using 8 of our own telephone switches.

Subsidiaries

Unlike many of our competitors, we operate with both a regulated and non-regulated company. One of our subsidiaries, Competitive Communications,
Inc., is regulated and our other subsidiary CCI Residential Services, Inc. is unregulated.

Under the Telecommunications Act of 1996, our regulated subsidiary, Competitive
Communications, can receive significantly discounted prices from the existing or traditional local phone companies and long distance carriers, thereby reducing our costs compared to the prices we would have to pay without having this status. As a regulated telecommunications provider Competitive Communications is required to negotiate agreements for services from the local exchange carrier, to file telephone rate tariffs with state public utilities commissions, and is subject to the state public utilities commission rules regarding telecommunications carriers. The tariff filing and update requirements and compliance with commission rules require significant amount of time and cost in order to ensure compliance with filing and commission rules. Currently
Competitive Communications is a regulated carrier in California and Mississippi.

Our other subsidiary, CCI Residential Services, operating under shared tenant services provisions within each state, is a non-regulated company and is not required to file tariffs with state public utilities commissions and does not

                                       31

have to comply with commission rules regarding local exchange carriers. CCI
Residential Services can sign individual agreements with property owners allowing for payments to the property owner of a portion of the revenue CCI
Residential receives from the apartment complex residents on the owner's property, and legally avoid the more onerous rate filing requirements of its regulated subsidiary and other regulated carriers. As a shared tenant service provider CCI Residential Services is required by each state's public utilities commission to provide regulated carriers with equal access to the apartment complexes it services. CCI Residential Services accounts for approximately 95%
of our revenue through an oral agreement whereby we sell services from
Competitive Communications, our regulated subsidiary, through our unregulated subsidiary CCI Residential Services.

The remaining 5% of Competitive Companies' revenue was from direct sales to other residential and business customers. We anticipate that Competitive
Communications direct sales percentage will increase in the future as we increase our residential and business customer base and move from a re-seller of the local telephone carriers' services to sharing a portion of the local telephone carriers' switches. This move will significantly reduce our costs from the local telephone carrier.

Huntington Telecommunications Partners. L.P./Competitive Companies, Inc. Asset Acquisition

Competitive Companies, Inc. is currently the name of the company formed in
October 2001 solely to facilitate a December 2001 reorganization by which it acquired the assets of Huntington Telecommunications Partners, LP, a California
limited partnership.

The assets of Huntington Partners are part of the private telephone and cable television systems owned by Huntington Partners and installed under right of entry agreements at four apartment complexes in California. Right of entry agreements include private telephone service to residents at all four complexes that is provided under telephone and cable television services for residents at two of the four complexes.

The purchase price paid to Huntington Partners at closing was one million shares of common stock of Competitive Companies and one million shares of Class C preferred stock reserved for issuance , which can be converted into a maximum additional 2,000,000 shares of common stock under certain circumstances.

The fair market value of Huntington Partners was determined during negotiations with Huntington Partners. During the negotiations, several historical and projected measures such as combined cash flows were considered in determining the number of shares Huntington would receive. A combination of these factors plus each party's subjective analysis of the worth of the assets vs. the worth of the consideration received resulted in the determination of the number of shares to issue. Mr. David Hewitt is President of the corporation which is the
General Partner of Huntington Partners.

Deleted paragraph

Competitive Holdings, Inc. [f/k/a Competitive Companies, Inc.]/Competitive
Companies, Inc. merger.

In December 2001, Competitive Holdings, Inc. [f/k/a Competitive Companies,
Inc.], a Nevada corporation originally formed March 1998 merged into a wholly-owned subsidiary of Competitive Companies, Inc. and changed its name to
Competitive Holdings, Inc.

                                       32

Competitive Holdings has two wholly owned subsidiaries:

        o Competitive Communications, Inc. which was incorporated under the laws of the state of California in February 1996.

        o CCI Residential Services, Inc. which was incorporated under the laws of the state of California in January 2000.

In connection with the merger, we issued one share of common stock, Class A preferred stock, and Class B preferred stock of Competitive Companies reserved for issuance for each outstanding share of common stock, outstanding share of
Class A preferred stock, and Class B preferred stock reserved for issuance by
Competitive Companies. In addition, as additional consideration for the merger, options on the same terms and conditions as existed in Competitive Companies prior to the merger were issued to the option holders at the time of the merger as follows:

          Name             Number of Option   Exercise Price   Number Currently
                                                                  Exercisable
 Officers, Directors & Affiliates:

     Larry Halstead           1,000,000         $0.001            1,000,000
     Jerald Woods               500,000         $1.00                     0
     Judy Kline (1)           2,625,000         $0.001            2,625,000

     Sub-Total                4,125,000                           3,625,000

Others:

     Employees                  445,000         $0.001              445,000
     Employees                  300,000         $0.85               180,000
     Employees                   70,000         $1.00                     0
     James Gibson                50,000         $1.00-$5.00               0
     James Healey                50,000         $1.00-$5.00               0

     Sub-Total                  915,000                             625,000

     Total                    5,040,000                           4,250,000

(1) Judy Kline is an employee of Competitive Companies and mother Mr. David
Kline II, Competitive Companies' Chairman, C.E.O., President, C.O.O. & Director.
As Mr. Kline is over 21 years of age and does not live with his mother, he disclaims beneficial ownership of the shares underlying Ms. Kline's options.

The general terms to exercise the options for all except James Healey, James
Gibson and Jerald Woods are the same. Exercise dates and amounts which can be exercised vary. No options may be exercised until two years after initial grant of the individual option. Options are normally exercisable over a five-year period as follows: at the end of:

        o First year - 0%,
        o Second year - 40%
        o Third through fifth year - 20% each year.

Mr. Healey and Mr. Gibson are independent agents for the sale of our products.
The options granted them and Mr. Woods require certain levels of performance from them in order for them to exercise each level.

                                       33

Purpose of the reorganization

The purpose of the reorganization was to allow Competitive Companies to acquire the assets of Huntington Partners in a transaction that was not subject to federal income tax for Huntington Partners. Competitive Companies was advised by
Huntington Partners that in order to do so, the assets of Huntington Partners had to be acquired in a separate legal entity from Competitive Companies.
Accordingly, the assets of Huntington Partners were placed in the registrant, formerly known as Competitive Companies Holdings and now known as Competitive
Companies; and the company formerly known as Competitive Companies, now known as
Competitive Holdings, became a wholly-owned subsidiary of the registrant. Thus, the assets were acquired and remain in a separate legal entity, as required by
Huntington Partners under the terms of the reorganization agreement. Without this structure, Huntington Partners would not have transferred ownership of their assets.

How the reorganization was effected

The reorganization was effected as follows:

Step      Action
1.        Competitive Companies Holdings, Inc. was formed to facilitate the reorganization
2.        Competitive Companies Holdings formed CCH Acquisition, a subsidiary to acquire Competitive Companies
3.        Competitive Companies merged into CCH Acquisition, with Competitive Companies as the surviving company
4.        Competitive Companies Holdings acquired the assets of Huntington Partners
5.        Competitive Companies Holdings changed its name to Competitive Companies
6.        CCH Acquisition changed its name to Competitive Holdings

As a result of the reorganization, Competitive Companies owns the assets of
Huntington Partners and has as a wholly owned subsidiary Competitive Holdings.

Reasons for entering into the transaction as structured

o Huntington Partners - Huntington Partners entered into these transactions in order to divest its interest in telecommunications assets and pursue other investment opportunities.

                                       34

o Competitive Holdings - Competitive Holdings [f/k/a Competitive Companies]
  entered into these transactions in order to have the assets and cash flow of Huntington Partners reflected in its financial statements.

o Acquisition companies - Competitive Companies Holdings and CCH Acquisition
  had no assets or earnings and were used to facilitate the structure of the reorganization, which structure was required under the terms of the reorganization agreements.

Services

Competitive Communications

Competitive Communications offers the following services in most of its markets:

        o Local and long distance services to business and non-apartment complex residential customers

        o Calling cards to business and non-apartment complex residential customers

        o Internet services to business and non-apartment complex residential customers

        o Local area network connection

        o Resale of traditional phone company services

To offer these services, Competitive Communications generally must secure certification from a state regulator and typically must file rates or price lists for the services that it will offer. The certification process varies from state to state; however, the fundamental requirements are largely the same.
State regulators require new entrants to demonstrate that they have secured adequate financial resources to establish and maintain good customer service.
New entrants must show that they possess the knowledge and ability required to establish and operate a telecommunications network.

In addition, Competitive Communications must enter into connection agreements with traditional carriers. Competitive Communications entered into a connection agreement with BellSouth which became effective October 1, 1996, and covers nine states including: Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi,
North Carolina, South Carolina, and Tennessee. This agreement has been renewed, and an updated replacement agreement is presently being negotiated. We anticipate it will be completed by November 29, 2002. In February 2000 it entered into connection agreements with PacBell and GTE (now Verizon) in
California and is now operating as a newer local phone companies in California.
On August 13, 2002, a new agreement between Competitive Communications, Inc. and
SBC Telecommunications, Inc., the authorized agent for Pacific Bell Telephone
Company became effective and replaced the prior agreement with Pacific Bell.
This new agreement includes both resale terms as included in the prior agreement with Pacific Bell and also includes UNE-P terms that allow Competitive
Communications to sell under UNE-P provisions in California. The agreement with
GTE (now Verizon) automatically renews each year unless either party gives prior written notice of termination. Competitive Communications has requested and received a new agreement from Verizon to update the existing agreement to include both re-sale and UNE-P, and is presently these agreement. In Mississippi we must upgrade our switch to accommodate required features and have rates approved in order to commence operating.

                                       35

Services are sold as bundled or unbundled depending on the customer's preference. Presently services are sold directly by Competitive Communications to business and residential customers. Competitive Communications also sells services to CCI Residential Services which then sells these services to apartment residents under shared tenant services provisions. Under shared tenant services provisions, CCI Residential Services is not required by the state public utilities commissions to file tariffs, thus reducing the expenses associated with tariff filing and other regulatory requirements. Most
Competitive Communications direct sales to business and residential customers result from direct solicitation, yellow pages advertising, referrals from other customers, and conversion of customers who leave apartment complexes serviced by
CCI Residential Services. In the future, we plan to add commissioned sales agents to target small to medium size businesses and residential customers.
Initially, we plan to add these agents in California then subsequently in other western states as we become an authorized local exchange carrier in those states. We anticipate that the small to medium size businesses will provide better gross margins than the residential market since the business customers normally make more long distance calls, create less bad debt than residential customers, and are more apt to subscribe to high speed Internet services that we offer. Presently approximately 95% of Competitive Communications sales is to CCI
Residential Services, and the remaining 5% is from direct sales of telephone and
Internet services to residential and business customers. Presently over 99% of
Competitive Communications direct sales business is from telephone service to residential and business customers and less than 1% from Internet services. We anticipate the percentage of Internet services will increase in the future as we expand our Internet service offering to our business and residential customers.

CCI Residential Services

CCI Residential Services provide the following products and services:

        o Local and long distance services to apartment complex customers

        o Calling cards to apartment complex customers

        o Internet services to apartment complex customers

        o Internet content control software

        o Cable/satellite television services to apartment complex customers

        o Wake-up call service

        o Music on hold

To offer these services to apartment complex customers, CCI Residential Services must sign a contract with the apartment owner. These are multi-year contracts normally range from 10 to 20 years. They provide for the owner to share in a percentage of the revenue we receive from servicing the complex. The percentage received may vary for 0% to 11%, based on the total revenue received, the types of services provided, the term of the contract and other negotiated factors. If the complex is being built, CCI Residential must plan for, have approved, and install underground cabling. If the complex is already built, it must survey the cabling needs and negotiate the use of the cable with the owner. It must secure state approval to conduct business in the state, establish service from
Competitive Communications if available or with the traditional local phone companies until Competitive Communications is certified.

                                       36

Services are sold by CCI Residential Services as bundled or unbundled depending on the customer's preference. Competitive Communications sells unbundled telephone, cable television, and Internet services to CCI Residential Services at or marginally above Competitive Communications' cost. CCI Residential
Services then sells these services to apartment complex customers at competitive market prices. By having all outside service agreements under Competitive
Communications, we are able and will be able in the future to negotiate better terms and discounts based on the combined volume of Competitive Communications'
and CCI Residential Services' customer base. When tenants move into an apartment complex serviced by us, the leasing agent informs them that the complex has a private telephone service provider and a private cable television provider (in those locations where we provide the cable television service). The tenant must contact us in order to activate their telephone and cable television service. If the tenant prefers to receive service from the local telephone company instead of us, they may do so. However, their telephone line must be cross-connected from us to the local telephone company. This may take the telephone company from a few days to two weeks to accomplish and cost the tenant for the work. If the tenant selects our service, in most cases we can activate their telephone service while they are still on the line. On an average more than 75% of the tenants decide to use our telephone service. Those who do not use our telephone service can select a local carrier, use their cell phones only or do not have telephone service. Over 74% of tenants use our cable television service at those complexes where we offer the service. Those who do not use our services either use satellite television dishes for service or do not have television service.
Presently, approximately 79% of CCI Residential Services' revenue is from telephone related service, approximately 19% is from cable television service, and approximately 2% is from Internet service to tenants of apartment complexes serviced by the company. We anticipate the percentage of Internet services will increase in the future as we expand our internet service offering to additional complexes that we service and penetration increases.

As CCI Residential Services purchases its services from Competitive
Communications, CCI Residential Services does not need or have the same connection services agreements as Competitive Communications.

Local Telephone Services

Both subsidiaries offer local telephone services, including local telephone calls as well as other features such as:

        o Call forwarding

        o Call waiting

        o Dial back

        o Caller ID

        o Speed dialing

        o Calling cards

        o Three way calling

        o E-911

        o Voice mail

Competitive Communications has negotiated agreements with the major local telephone carrier in each of its markets to provide discounted telephone service. In California, as a competitive local exchange carrier Competitive

                                       37

Communications has signed an agreement with both Pacific Bell and Verizon as a re-seller of services. Under the Telecom Act, this gives us additional discounts over previous rates. We plan to sign an agreement with both Pacific Bell and
Verizon to lease portions of their switches which will approximately double the discounts over the current rates.

Long Distance Services

We offer a full range of domestic and international long distance services.
These services include "1+" outbound calling, inbound toll free service, and such services as calling cards, operator assistance, and conference calling.

Competitive Communications has negotiated an agreement with Qwest Communications for volume discounts for long distance re-sale. Prior to signing with Qwest we had previous long distance service providers that were more expensive than Qwest and provided very poor service. Periodically we review proposals from other long distance providers to ensure that its is receiving the best possible rates.
Should we find better rates with comparable service, we would either request revision of the Qwest agreement or select the more cost effective provider and transition to the new provider.

Internet Services

We offer dial-up Internet access services via conventional modem connections, and software that can be used to filter out selected materials, i.e., pornographic and hate oriented material. Commencing in May 2002 we began installing and offering high speed Internet service to selected apartment complex customers. In the future we plan to offer high-speed Internet service to our residential, business and other apartment complex customers. After accepting bids from five other carriers, based on price and service quality, Qwest was selected as carrier to provide our Internet service telephone lines at selected apartment complexes that we service. Since Qwest does not provide ubiquitous dial-up and high-speed internet service in our business and residential market areas, we also have Internet re-sale agreements with Covad Communications and
digzip.com that cover most of our selected business and residential markets.

Markets

Our business plan covers most of the primary and secondary metropolitan areas in the U.S. Initially; we will concentrate on the western, southwestern, and southern United States. The order in which we develop our market will depend on where we acquire the most financially beneficial contracts with apartment complex owners.

Each month we receive requests from owners of apartment complexes from all over the United States that meet the installation criteria for our switches and service. Signing these contracts is contingent on having sufficient capital to provide for the cost of installing the switching equipment and covering initial negative cash flow until the subscriber base is high enough to cover operating costs. Business and residential access lines will be added in the areas near these switches and services either through our own switches or through resale agreements with the traditional local phone companies.

Customers

We have chosen to focus primarily on three market segments:

o Apartment tenants who reside in apartment complexes of 300 units or more that we can service under shared tenant services. This is accomplished by signing agreements with the apartment complex owners to provide their tenants with telephone, cable television, and Internet services. For signing a long-term agreement to promote us as the provider of these services at the complex, the owner receives a share of the revenue from the

                                       38

  services we provide to the tenants and some free services for the leasing office and managers that reside at the complex. We also install telephone, cable television and Internet equipment at the complex to provide these services. We intend to use the switches that we install to terminate long distance traffic from long distance carriers and eventually as facilities to provide local telephone service to the area near the complexes. When implemented, this could provide significant additional revenue for us.

o Residential telephone and Internet customers in large to medium size markets. This is presently being done in California by using re-sale local telephone service agreements with Pacific Bell and Verizon and long distance re-sale from Qwest Communications. We also have Internet re-sale agreements with Covad Communications and digzip.com that cover most of our selected markets. In the future we intend to lease in selected areas a portion of Pacific Bell's and Verizon's telephone switches in order to provide local telephone service at a significantly discounted cost. To help distinguish us from competitors who have adopted a similar strategy, we offer potential customers one-stop shopping services through a single point of contact.

o Small to medium size business telephone and Internet customers in large and medium size markets. This is presently being done in California by using re-sale local telephone service agreements with Pacific Bell and Verizon and long distance re-sale from Qwest Communications. We also have Internet re-sale agreements with Covad Communications and digzip.com that cover most of our selected markets. In the future we intend to lease in selected areas a portion of Pacific Bell's and Verizon's telephone switches in order to provide local telephone service at a significantly discounted cost. To help distinguish us from competitors who have adopted a similar strategy, we offer potential customers one-stop shopping services through a single point of contact.

Sales and Customer Support

We use the following approaches in our three primary targeted market segments:

        o Apartment complex owners (CCI Residential Services)---We use direct sales, trade journal advertising, referrals, and exhibitor trade shows.
        o Small/medium/large businesses customers (Competitive Communications)---We use primarily direct sales including direct telephone solicitation, flyers, and yellow pages. In the future we expect to add professional sales agents that have established business relationships with the prospective customer as well as local media advertising.
        o Residential customers (Competitive Communications)---We use primarily direct sales including direct telephone solicitation, flyers, yellow pages and conversion of apartment complex customers moving from one of our shared tenant services locations. In the future we expect to use local media advertising.

We offer comprehensive package of communications services together with traditional local and long distance services and Internet services. The package of comprehensive services we offer is generally not available from the traditional local phone companies, or available only at higher prices.

Depending upon our ability to finance our planned expansion, we anticipate developing an agent program to sell to business and residential customers. We believe that we can attract and retain highly qualified sales agents by offering them the opportunity to:

        o Participate in the potential economic returns made available through a results-oriented commission package and stock options

        o Market a comprehensive set of products and services and customer care options

                                       39

        o Work with an experienced, success-proven, and customer service oriented company

In addition, we intend to implement a charity donation program in which customers can specify their charity to which we will pay 5% of their long distance payment. We intend to market this to charities directly or through the anticipated future sales agency network.

Customer Service

We believe we are one of the few telecommunications service providers not using automated attendants and voice mail in lieu of real people to answer our customer service lines. We plan to maintain this human touch for quality customer service, communications and problem solving for all of our apartment complex, business, and residential customers.

Regulated and Non-Regulated Status

Unlike many of our competitors, we operate with both a regulated and non-regulated business. One of our subsidiaries, Competitive Communications,
Inc., is regulated and our other subsidiary CCI Residential Services, Inc. is unregulated.

Under the Telecommunications Act of 1996, our regulated subsidiary, Competitive
Communications, can receive significantly discounted prices from the existing or traditional local phone companies and long distance carriers, thereby reducing our costs compared to the prices we would have to pay without having this status. As a regulated telecommunications provider Competitive Communications is required to negotiate agreements for services from the local exchange carrier, to file telephone rate tariffs with state public utilities commissions, and is subject to the state public utilities commission rules regarding telecommunications carriers. The tariff filing and update requirements and compliance with commission rules require significant amount of time and cost in order to ensure compliance with filing and commission rules. Currently
Competitive Communications is a regulated carrier in California and Mississippi.

Our other subsidiary, CCI Residential Services, operating under shared tenant services provisions within each state, is a non-regulated company and is not required to file tariffs with state public utilities commissions and does not have to comply with commission rules regarding local exchange carriers. CCI
Residential Services can sign individual agreements with property owners allowing for payments to the property owner of a portion of the revenue CCI
Residential receives from the apartment complex residents on the owner's property, and legally avoid the more onerous rate filing requirements of its regulated subsidiary and other regulated carriers. As a shared tenant service provider CCI Residential Services is required by each state's public utilities commission to provide regulated carriers with equal access to the apartment complexes it services. CCI Residential Services accounts for approximately 95%
of Competitive Holdings' revenue.

Competitive Communications buys or leases telephone-switching equipment and leases transmission capacity from other carriers and then provides telecommunications services to our non-regulated subsidiary, CCI Residential
Services, which in turn provides these services to residents of apartment complexes. Competitive Communications also directly offers these services to other residential and business customers. During 2001 Competitive Communications accounted for approximately 5% of Competitive Holdings' revenue. We anticipate that this percentage will increase in the future as we increase our residential and business customer base and move from a re-seller of the local telephone carriers services to sharing a portion of the local telephone carriers switches.

Equipment

                                       40

We will continue to pursue what we refer to as a limited build strategy. Under this strategy, we will

        o Purchase and install certain switches in apartment complexes where we have contracts with the owner of the apartment complex;

        o Locate our hub equipment, switches, in or near one of our apartment complex sites or the central office facilities of traditional local phone companies; and

        o Lease network elements from the traditional local phone companies or resell services until growth justifies our ownership of additional network equipment.

We believe that this limited build strategy offers a number of economic benefits.

        o It allows us to enter into a new market in a six-to nine-month time frame, less than half the 18-24 months generally required under the traditional build first, sell later approach required before the Telecommunications Act established a framework for newer local phone companies to acquire network elements.

        o It reduces the initial capital requirements in each market, allowing us to focus our initial capital resources on the critical areas of sales, marketing and operations support systems, instead of on constructing extensive fiber optic networks to each customer.

We are implementing this limited build strategy in the three states where we are now operating: California, Mississippi, and Alabama. We lease circuits to connect the central office facilities of traditional local phone companies with our apartment complex switches. In addition, we have deployed 8 of our own switches to serve 10 apartment complexes. As our business develops, subject to obtaining the necessary financing, we will purchase more equipment ourselves.

Hartline Billing and Automated Back Office System

Our Hartline system enters, schedules, provisions, and tracks a customer's order from the point of sale to the installation and testing of service. It also interfaces with trouble management, inventory, billing, collection and customer service systems.

For our apartment complex customers, our processes are automated. For our non-apartment complex customers, we intend to automate most of the processes involved in switching a customer to our networks. Our goal is to accelerate the time between customer order and service installation, reduce overhead costs and provide exceptional customer service. To achieve this goal, we are continuing to develop and enhance our Hartline system to support the growth of our operations into the non-apartment complex markets.

Regulation

Our telecommunications services business is subject to federal, state and local regulation.

Federal Regulation

The FCC regulates interstate and international telecommunications services, including the use of local telephone facilities to originate and end interstate and international calls. We operate under the 1996 Telecommunications Act, that allows any entity to enter any telecommunications market, subject to reasonable state regulation of safety, quality and consumer protection.

                                       41

With respect to our domestic service offerings, Competitive Communications, Inc.
has filed rates with the FCC stating the rates, terms and conditions for our interstate services. Our rates are generally not subject to pre-effective review by the FCC, and can be amended on one day's notice. Our interstate services are provided in competition with the traditional local phone, regional and national companies. With limited exceptions, the current policy of the FCC for most interstate access services dictates that traditional local phone companies charge all customers the same price for the same service. Thus, the traditional local phone companies generally cannot lower prices to those customers likely to contract for their services without lowering charges for the same service to all customers in the same geographic area, including those whose telecommunications requirements would not justify the use of such lower prices. The FCC may, however, alleviate this constraint on the traditional local phone companies and permit them to offer special rate packages to very large customers, as we have done in a few cases, or permit other forms of rate flexibility. The FCC has adopted some proposals that significantly lessen the regulation of traditional local phone companies that are subject to competition in their service areas and provide such traditional local phone companies with additional flexibility in pricing their interstate switched and special access on a central office specific basis; and is considering expanding such flexibility.

Under authority granted by the FCC, we will resell the international telecommunications services of other common carriers between the United States and international points. In connection with such authority, our subsidiary,
Competitive Communications, Inc., has filed rates with the FCC stating the rates, terms and conditions for our international services.

State Regulation

State regulatory agencies have regulatory jurisdiction when our facilities and services are used to provide intrastate services. A portion of our current traffic may be classified as intrastate and therefore subject to state regulation. We expect to offer more intrastate services as our business and product lines expand and state regulations are modified to allow increased local services competition. For other than shared tenant services, in order to provide intrastate services, we generally must obtain a certificate of public convenience and necessity from the state regulatory agency and comply with state requirements for telecommunications utilities, including state rate requirements.

Similar to the FCC, state agencies require us to file periodic reports, pay various fees and assessments, and comply with rules governing quality of service, consumer protection, and similar issues. Although the specific requirements vary from state to state, they tend to be more detailed than the
FCC's regulation because of the strong public interest in the quality of basic local exchange service. We intend to comply with all applicable state regulations, and as a general matter do not expect that these requirements of industry-wide applicability will harm our business. However, new regulatory burdens in a particular state may affect the profitability of our services in that state.

Local Regulation

Our networks are subject to numerous local regulations such as building codes and licensing. Such regulations vary on a city-by-city and county-by-county basis. If we decide in the future to install our own fiber optic transmission facilities, we will need to obtain rights-of-way over private and publicly owned land. Such rights-of-way may not be available to us on economically reasonable or advantageous terms.

Competition

The telecommunications industry is highly competitive. We believe that the principal competitive factors affecting our business will be pricing levels and clear pricing policies, customer service, and to a lesser extent the variety of services offered. Our ability to compete effectively will depend upon our

                                       42

continued ability to maintain high quality, market-driven services at prices generally equal to or below those charged by our competitors. To maintain our competitive posture, we believe that we must be in a position to reduce our prices in order to meet reductions in rates, if any, by others. Any such reductions could reduce our revenues. Many of our current and potential competitors have financial, personnel and other resources, including brand name recognition, substantially greater than those, as well as other competitive advantages over us.

In each of the markets we target, we will compete principally with the traditional local phone companies serving that area, such as PacBell, BellSouth or Southwestern Bell. We believe the regional Bell operating companies' primary agenda is to be able to offer long distance service in their service territories.

As a recent entrant in the integrated telecommunications services industry, we have not achieved and do not expect to achieve a significant market share for any of our services. Recent regulatory initiatives allow newer local phone companies such as our subsidiary, Competitive Communications, to connect with traditional local phone companies facilities. Although this provides increased business opportunities for us, such connection opportunities have been and likely will continue to be accompanied by increased pricing flexibility for and relaxation of regulatory oversight of the traditional local phone companies.

Traditional local phone companies have long-standing relationships with regulatory authorities at the federal and state levels. While recent FCC administrative decisions and initiatives provide increased business opportunities to telecommunications providers such as us, they provide the traditional local phone companies with increased pricing flexibility for their private line and special access and switched access services.

Other Market Entrants

We face, and expect to continue to face, competition from other current and potential market entrants, including long distance carriers seeking to enter, reenter or expand entry into the local exchange market such as AT&T, Time
Warner, MCI WorldCom, Verizon and Sprint, and from other newer local phone companies, resellers of local exchange services, competitive providers, cable television companies, electric utilities, microwave carriers, wireless telephone system operators and private networks built by large end users.

A number of companies similar to ours have entered or announced their intention to enter into one or more of the same markets as us. We believe that not all of them, however, are pursuing the same target customers as us.

We expect to increasingly face competition from companies offering long distance data and voice services over the Internet. Such companies could enjoy a significant cost advantage because they do not pay carrier access charges or universal service fees.

Data/Internet Service Providers

The Internet services market is highly competitive, and we expect that competition will continue to intensify. Our competitors in this market will include other Internet service providers, other telecommunications companies, online services providers and Internet software providers. Many of these competitors have greater financial, technological and marketing resources than those available to us.

Employees

As of December 31, 2002, we had 8 full-time, of which 2 are management, 3 are technical and 3 are administrative, and 4 part-time employees, of which 1 is management, 1 is technical and 2 are administrative. None of our employees are represented by a collective bargaining agreement. We believe that we enjoy good relationships with our employees.

                                       43

ITEM 17. MANAGEMENTS DISCUSSION AND ANALYSIS

RESULTS OF OPERATIONS-COMPETITIVE COMPANIES, INC.

YEAR ENDED DECEMBER 31, 2002 COMPARED TO YEAR ENDED DECEMBER 31, 2001

        Revenues. Total revenues increased $197,436, or 14.1%, to $1,593,813 for the year ending December 31, 2002 from $1,396,377 for the year ending December
31, 2001.

        Apartment Complexes Telephone and Cable Television. Revenue from apartment complex customers increased by $170,260 or 12.9% to $1,491,744 from $1,321,484.
During 2001 and 2002, approximately 94% of the total revenue for Competitive
Companies was from sales by CCI Residential Services to apartment complex customers. This revenue was derived principally from the sale of long distance and local telephone service and cable television to apartment complex unit subscribers and consisted of:

        o the monthly recurring charge for basic telephone and/or cable television service;

        o usage based charges for local and long distance calls;

        o charges for services, such as call waiting and call forwarding; and

        o to a lesser extent, non-recurring charges, such as charges for additional lines for an existing customer.

In December 2001 we completed the acquisition agreement with Huntington
Telecommunications Partners. This agreement accounted for over 95% of our increase in net sales to telephone and television customers, but was offset by a reduction in our administration and billing to Huntington Telecommunications
Partners and significantly increased depreciation associated with the acquired assets.

The high-end apartment complexes that we service experienced lower occupancy rates because of economic conditions in the later part of 2001 resulting in fewer apartment customers being serviced. Occupancy rates during the later part of 2002 were higher (generally between 85%-90%) and close to the pre-2001 rate.
Although occupancy has, for the most part, recovered, some apartment complex customers are still electing to use their cellular telephones as their only telephone because of the special free long distance calling plans and free local calling minutes being offered by most cellular telephone companies. With the special offers being made by satellite dish television providers, some residents have decided to use those services. The combined affect resulted in an aggregate of 7.5% fewer telephone customers and 7.1% fewer cable television customers at our serviced apartment complexes. We believe that the apartment complexes will experience normal occupancy rates over at least the next year which should not affect current revenue from telephone and television services to apartment complexes. However, competitive pressure from cellular telephone providers, satellite dish television providers and the local major telephone companies will continue.

To increase telephone revenue and customers served and reduce transition of customers to cellular-only telephone service by other providers, in May 2002 we began installing and providing high-speed Internet service to our telephone customers at selected apartment complexes. Our initial penetration exceeded our initial forecasts by almost 100%. Within two months after installation

                                       44

subscription rates were sufficient for this service to produce a positive gross profit with only a minor reduction in second-line subscriptions. (Many customers who use dial-up Internet access will subscribe for a second line so their other line can be free for incoming calls. With the high-speed Internet service we offer, the primary line can be used simultaneously for the Internet and incoming or outgoing calls.) The subscription rate for our high-speed Internet service has continued to increase. As of the end of February 2003 we had 143 subscribers. We have also noticed a reduction in the number of new tenants taking telephone services from competitors. We believe this is due to our bundled service packages that include local and long distance telephone service, cable television service, and high-speed Internet service. In January 2002, we began enhancing the television services we offer by adding channels to the line-up and enhancing picture quality. Our pricing for telephone service, cable television service, and high-speed Internet service is competitive with major providers, but provides a bundled package that is not available from any of our competitors.

Future acquisition of new contracts with apartment owners for telephone, television, and high-speed Internet services to their complexes and addition of cellular telephone service are contingent on uncertain future financing to acquire the required equipment. We would prefer financing be done through equity investment in order to minimize capital lease funding and their integral multi-year fixed terms and high interest rates.

        Business and Residential Telephone Revenue. Direct sales to non-apartment unit business and residential customers by Competitive Communications under our status as a competitive local exchange carrier re-seller, increased by $27,176 or 36.3% to $102,069 from $74,893. During 2001 and 2002, approximately 6% of the total revenue for Competitive Companies was from direct sales by Competitive
Communications to business and residential customers. Due to the low margins associated with re-sale of the major local exchange carrier services and high bad debt associated with business and residential telephone customers compared to apartment complex customers, we postponed attempting to gain significant numbers of customers in this market. Most sales have been through conversions of more credit-worthy apartment complex customers who convert to our re-sale telephone service when they move out of the apartment complexes we service. In order to aggressively solicit for business and residential telephone customers through agents and possibly through charitable organizations, we need to reduce our expenses for telephone services from other providers. This will allow us to pay commissions to agents and donations to charitable organizations. We have completed negotiations and signed agreements with SBC, the major local exchange carrier for most of our selected markets, to increase our discount percentage by approximately 30% under the Unbundled Network Element-Platform (UNE-P) program.
This program allows us to "rent" a portion of SBC's switches in our serviced areas. Since we will be "renting" a portion of the switches, we will be entitled to collect both incoming and outgoing carrier access fees from other long distance companies that use our "rented" portion of the switches to complete calls from and to our subscribers. In March 2003, we signed an agreement with a third party to provide collection services for carrier access billing (CABS) for payments due from other long distance providers' interface services. As of March
2003, we have transitioned most of our California telephone lines to the
Unbundled Network Element-Platform and expect to start receiving associated discounts and carrier access billing during the third or fourth quarter 2003.
After analyzing the results of this program, we plan to commence sales in the fourth quarter 2003 through agents to residential and medium to small size businesses of both bundled and unbundled local and long distance telephone services. We also intend to continue to offer telephone services to apartment complex customers who convert to our re-sale telephone service when they move out of the apartment complexes we service. We have agreements with two national
Internet service providers so we may offer dial-up and high-speed Internet services as part of a bundled local and long distance telephone service and
Internet service for our business and residential telephone customers, either directly or through agents or a possible charitable program.

        Gross Margin. Gross profit decreased $132,231, or 39.9%, to $198,911 for the year ending December 31, 2002, from $331,142 for the year ending December

                                       45

31, 2001. Gross margin as a percentage of total revenues decreased to 12.5% in
2002 from 23.7% in 2001.

        Apartment Complexes Telephone, and Cable Television Gross Margin. Gross
profit decreased $132,908, or 41.1% to $190,745 for the year ending December 31,
2002, from $323,653 for the year ending December 31, 2002. Gross margin decreased approximately 11% to 13% during 2002 compared to 24% in 2001. $100,833 or approximately 76% of this was due to increased amortization and depreciation related to the acquisition of Huntington Telecommunications Partners. During
2002 we upgraded cable television equipment, replaced some equipment, and added channels at selected apartment complexes. When the replaced equipment was taken out of service it resulted in a loss on disposal of assets of $24,887. The combined reduction in gross margin attributable to the acquisition of Huntington
Telecommunications Partners and the upgrade of television equipment totaled approximately $125,720 or approximately 95% of the decrease in gross profit.
Most of the remaining 5% of the decreased gross margin is attributable to increases in direct labor expenses related to the merger with Huntington
Telecommunications Partners. During previous years these labor expenses were billable to Huntington Telecommunications Partners as part of our management fees. After the acquisition, these expenses became part of revenue expenses. The combined reduction of approximately 7% of apartment complex unit telephone and television subscribers further decreased gross profit. The fixed expense to service these subscribers remained approximately the same, but had to be spread over slightly fewer customers which slightly impacted the overall gross margin.
Our previous expense reductions, i.e., lower prices from local and long distance vendors, mitigated the combined negative affects on gross margin of the
Huntington Telecommunications Partners acquisition and reduction in telephone and cable customers.

In February 2003, we again amended our agreement with our major long distance carrier to further reduce our long distance rates. For all Unbundled Network
Element-Platform (UNE-P) lines provided by Qwest our expenses will be reduced by approximately 1 1/2cents per minute which should result in a significant savings
(over $2,000 per month on the current customer base) upon full implementation of the aforementioned UNE-P program.

Since we maintain very competitive pricing, these expense reductions should not require any offsetting reduction in prices for service to our subscribers. The savings in long distance rates and UNE-P savings will not begin to favorably impact gross margins until approximately the third or fourth quarter 2003.

        Business and Residential Telephone Gross Margin. Gross profit increased slightly by $677, or 9.0% to $8,166 for the year ending December 31, 2002 from
$7,489 for the year ending December 31, 2001. Gross margin for business and residential customers remained relatively the same during 2002 and 2001 at 8%
and 10%, respectively, since we are re-selling these services from the local major telephone carrier. Compared to the margin for apartment unit customers this margin is significantly lower and results in an overall lower gross margin, but produces increased revenue for us. We have been able to prevent reduction in gross margin related to the sales to business and residential customers by being able to assimilate these without additional customer service representatives, technical support, on-site technicians or management personnel. We believe that gross margin for business and residential customers can be increased during the fourth quarter of 2003 by the implementation of the Unbundled Network Element-P agreements with the local major telephone carrier and sale of bundled and unbundled local and long distance telephone and Internet services primarily through commissioned agents.

        Other Operating Expenses. Other operating expenses decreased $1,997,472, or
80.2%, to $493,032 for the year ending December 31, 2002, compared to $2,490,504 for the year ending December 31, 2001.

$1,981,969 or 99.2% of the decrease was related to the impairment of the excess of the purchase price of Huntington Telecommunications Partners over the fair value of the property and intangible contracts received. The remaining decrease

                                       46

of $15,503 or approximately 0.8% resulted from a combination of both increased expenses in some categories and reduced expenses in other categories.

Increased expenses occurred in employee expense (increased by approximately
10.7% or $23,878 from $224,098 to $247,976), and occupancy and equipment
(increased by approximately 20.0% or $8,914 from $44,495 to $53,409). These resulted primarily from wage increases for personnel, increases in part-time personnel and labor hours, associated additional payroll taxes, and annual office lease increases.

Decreased expenses were experienced in provision for bad debts (decreased by approximately 49.9% or $34,701 from $69,590 to $34,889), interest expenses
(decreased by approximately 18.5% or $8,413 from $45,577 to $37,164), professional fees (decreased by approximately 24.9% or $10,284 from $41,256 to
$30,972), and other costs (decreased by approximately 23.7% or $ 19,784 from
$83,519 to $63,735). These decreases resulted primarily from more aggressive collection of past due accounts, requiring a deposit from business and residential customers that do not meet certain service provision criteria, pay-off of leases in 2002, reduction in legal fees associated with the acquisition of partnerships and reduction in accounting fees, and reduction of interest expense due to a decrease in average debt during 2002. In order to reduce bad debts from business and residential customers, during 2002 we implemented a policy of requiring a deposit from new customers who are not transferring from another telephone company's service or from one of our serviced apartment complexes. Since we control the last mile access for the apartments we have under contract, we can more readily control these customers'
access to other carriers. If these customers have an unpaid account, we can refuse to allow access through our switch to other carriers. Since we do not have control to this extent over business and residential customers, we expected the bad debts related to these customers to be higher than it is for serviced apartment complex customers, and it was. However, with our increased concentration on collections of past due accounts coupled with our deposit requirements, we have been able to significantly reduce bad debt provision compared to industry norms. The telephone industry expects that bad debt will be approximately 4-6% of revenues. Our bad debt provision for 2001 and 2002, respectively, was 5.0% (within industry norms) and 2.2% (well below industry norms).

We anticipate employee compensation, and occupancy and equipment will increase as additional personnel are hired, as built-in facilities lease increases occur, and as new equipment is added. We anticipate that interest expense will increase as new equipment leases are added. Since the negotiations for the buyout, acquisition, and reorganization of all partnerships has been completed, we do not anticipate any significant, additional professional fees associated with these efforts. We do anticipate increases in future professional fees associated with expenses related to our efforts to become a publicly trading company and on-going professional fees for auditing and legal services if and when that occurs, and increases in stock based compensation incentives for employees and agents. However, we will attempt to provide any such future stock based compensation in a manner that will affect the financials as minimally as possible.

The buyout of the last partnership system for cash ($250,000) occurred as expected in the first quarter of 2001 and used approximately 97% of our cash available at that time. We believe that the increases in cash flow from the future addition of more business and residential customers, the acquisition of the last partnership, combined with the cash flow from the acquisition of
Huntington Telecommunications Partners, the results from expense reduction actions we have taken, and the anticipated full activation of Unbundled Network
Element-Platform will be sufficient to maintain operational cash flow needs.
However, the anticipated positive cash flow will not be sufficient to significantly grow the business and contract with apartment complex owners to install telephone switches, cable services, and high-speed Internet services for their apartment complexes. Although the apartment complexes require significant,

                                       47

initial capital investment, the gross margins, customer penetration, and bad debt are significantly better than the business and residential customer market.

Net Loss. As a result of the foregoing, the total net loss, decreased
$1,865,241 for the year ended December 31, 2002 to $294,121, from a net loss of
$2,159,362 for the year ended December 31, 2001. This resulted in an approximately 86.4% decrease in total net loss for 2002 compared to 2001. As previously mentioned the impairment of goodwill associated with the acquisition of Huntington Telecommunications Partners accounted for a significant portion of the net loss in 2001 (approximately $1,981,969 or 91.8%). During 2001 we completed two of our capital leases and purchased the equipment for $1 buyouts.
During 2002, other capital leases reach maturity and, as planned, we exercised our buyout rights. Thus, we were able to positively affect profitability and cash flow by reducing approximately $8,100 in monthly cash outlay associated with capital leases and notes payable. This helped offset the reduction in interest income previously realized from the cash reserve that was used in the first quarter of 2001 to purchase the last partnership system and improved cash flow.

In order to achieve profitability we plan to finish the implementation of
Unbundled Network Element-Platform, implement an agent program and possibly a charitable program, and concentrate on other areas of our business that requires moderate capital to implement. In order for us to significantly grow our business and achieve significant profitability we plan to acquire additional systems in the future. To do so we may use a combination of: (1) cash flow from operations, (2) additional capital leases and/or, (3) funding through as yet unidentified sources.

LIQUIDITY AND CAPITAL RESOURCES

YEAR ENDED DECEMBER 31, 2002 COMPARED TO YEAR ENDED DECEMBER 31, 2001

Cash received from operations was primarily from telephone and cable subscriber revenue generated by our telephone and cable TV service at apartment complexes.
Additional revenue was generated from high-speed Internet service at apartment complexes, and residential and business telephone services throughout
California.

Net cash provided by operating activities for 2002 totaled $37,254 compared to
$154,001 for 2001. This was a decrease of $116,747 or 75.8%, and resulted primarily from an aggregate decrease in due to bank and a decrease in accounts payable of $66,176 as we improved our management and payment of current accounts payable.

Net cash used for investing activities for 2002 totaled $3,122 versus $241,128 for 2001. All but $3,876 of the 2001 expenditure was to purchase total ownership of the last remaining partnership system that we managed and which serviced 376 telephone and 376 television passings (apartments). The remaining $3,876 in 2001 was used to upgrade cable television facilities at the purchased property. The
2002 expenditures were made in support of operations to expand the number of cable television channels for selected apartment unit customers, and upgrade television equipment.

Net cash used in financing activities for 2002 totaled $30,742, a $112,429
(78.5%) reduction compared to the $143,171 for 2001. These were primarily related to the maturity and buyout of outstanding notes and capital leases. No proceeds from the issuance of common stock were received during 2001 or 2002.

Cash available at the end of 2002 was $3,390 versus zero cash available at the end of 2001. During 2001 we used all available cash to buyout the last remaining partnership and pay down outstanding capital leases. Cash flow from operations improved during 2002 due to third and fourth quarter 2001 actions associated with lower negotiated prices from our telephone and satellite/cable television vendors; increases in service charges, products and services to our apartment customers; and expense avoidance through the reorganization with Huntington
Telecommunications Partnership. Cash flow during 2002 also improved due to actions taken in 2002 to reduce operation expense and increase revenue by further lowering of prices from our telephone and satellite/cable television

                                       48

vendors, and adding high-speed Internet service at some of our serviced apartment complexes. Once we have the Unbundled Network Element-Platform program completed, we plan to increase our customer base through addition of resale residential and business customers telephone customers.

We believe that the increases in cash flow from the anticipated addition of more business and residential customers, the acquisition of the last partnership, combined with the projected positive cash flow from the reorganization with
Huntington Telecommunications Partners, the reduction in capital lease obligations, the addition of high-speed Internet services, and the anticipated results from the recent expense reduction actions we have taken will be sufficient to maintain operational cash flow needs. However, the anticipated positive cash flow will not be sufficient to grow the business and contract with apartment complex owners to install telephone switches, cable services, and high-speed Internet services for their apartment complexes. Although the apartment complexes require significant, initial capital investment, the gross margins, customer penetration, and bad debt are significantly better than the business and residential customer market.

We expect current cash flow and anticipated further improvements in cash flow due to the addition of high-speed Internet service and the Unbundled Network
Element-Platform program to be able to support current operations during the next year and with the addition of some additional minor capital leases fund some additional expansion. Current milestones that we anticipate will improve cash flow and that have or can be accomplished without significant funding include:

        o Reduction of telephone vendor expenses through renegotiation of contracts and selection of other more cost effective vendors.
          These were completed as planned between January and February 2002 resulting in approximately $4,975 in reduced monthly expenses commencing between January and May 2002.
        o Increase in surcharge to apartment complex customers. The first increase was completed in December 2001 as planned and resulted in approximately $2,000 in increased revenue commencing in
          January 2002. The second increase was planned and completed in
          July 2002. This has increased revenue by approximately $1,300 per month.
        o Improve television service to currently services apartment complex customers. By changing providers and equipment we
          improved picture quality and provide additional channels for viewing. Funds to purchase the equipment were from cash flow, sale of replaced equipment, and minor capital leases. An increase in monthly subscriber charges was done as planned in September
          2002. We increased revenue by approximately $1,300 per month.
        o Pay off capital leases. All matured capital leases have been paid off on schedule. Only one lease has not matured. This resulted in reducing expenses approximately $8,100 per month commencing in
          August 2002. (Four new minor leases were started in 2002 related to high-speed Internet equipment at apartment complexes.)
        o Provide high-speed Internet service to selected apartment complexes. Equipment was financed through small capital leases and installed commencing in March 2002 and completed on schedule in August 2002. The service was profitable within two months after the first installation and is providing approximately
          $3,000 per month in cash flow.
        o Re-rate country rates to customers. By modifying rates charge for long distance from one rate for each country to rates for
          selected cities within each country, our long distance prices will be more competitive with other carriers who currently rate by city. Although we had planned to modify our software to accommodate this during the fourth quarter 2002, due to
          concentration on other more important milestones this has been rescheduled to third quarter 2003. We anticipate this should positively impact customer retention.
        o Subscribe to NECA collect call re-billing system. This allows us to increase our revenue for re-billing collect calls from other

                                       49

          carriers through NECA services, and has improved revenue by approximately $150 per month commencing in January 2002. Expense for the interface software was covered by cash flow.
        o Implementation of Unbundled Network Element-Platform program in
          California using third party services. This allows us to reduce expenses for local telephone service from the major local
          exchange carrier by approximately 30%. Additionally, we will be able to collect carrier access charges from long distance
          carriers for calls to and from our customers. Negotiations and implementation has taken three months longer than anticipated.
          However, as of March 2003, all vendor agreements have been completed and the program has been implemented. This should result in approximately $10,000 per month in pre-tax profit commencing in the third or fourth quarter 2003.

FUTURE NEEDS

In order to finance our major expansion plans and accomplish the following milestones, we need approximately $15,000,000. Implementation of the following major plans would commence immediately upon receipt of the needed funds and take approximately 12 months to complete. Base on accomplishing these goals, we project an increase in sales of $7-8 million within the first year after receipt of funding. Based on these projections we expect to produce a pre-tax income of approximately $250,000 by the end of the first 12 months after receipt of funds and $2,000,000 for the second 12-month period. By selecting complexes based on our criteria and controlling expansion growth in both our apartment complex market, and business and residential services market, we anticipate we can increase profitability in subsequent years. The following are integral to our expansion plans and projections:

        o Installation of telephone, television, and high-speed Internet systems in apartment complexes or acquisition of already
          installed systems from other providers. We plan to add up to 35 serviced apartment complexes to service approximately 8,000 more apartment customers within the first year of acquiring the funding. Funding required: approximately $12,250,000 would be used for equipment purchase, installation, and to cover initial
          2-4 months of negative cash flow for each complex until
          penetration is sufficient to be profitable.

        o Addition of personnel to accommodate our growth. We intend to add personnel as growth occurs. Funding required: approximately
          $990,000.

        o Migration of Unbundled Network Element-Platform program to our system from third party service providers. We began implementing this program using third party services in December 2002 and anticipate full implementation for SBC areas during the third or fourth quarter 2003, at an initial non-recurring expense of approximately $15,000 and approximately $24,000 per year in recurring expenses to process our billing to long distance carriers for access charges to and from our customers. We
          anticipate that current cash flow together with resulting
          additional revenue will be able to accommodate these added expenses. Since the third party's charges are based on number of customers, as our customer base increases, the third party expenses will increase.

          The Unbundled Network Element-Platform program allows us and other newer telephone companies to effectively "lease" part of the major telephone companies' switch platforms at 30% discounts off of tariffed rates. In addition, since we are "leasing" a portion of the switch, we will be able to collect from .55 cents to approximately 1.8 cents per minute from long distance carriers for both incoming and outgoing calls to and from our customers.
          We expect the added 30% discount in expense will allow us to implement an agent program in order to add approximately 5,000 business and residential telephone customers primarily through agents and an affinity program (charitable donation program), and add cellular telephone service to our available products for both

                                       50

          apartment complex customers, and business and residential
          customers. We will migrate the UNE-P program to our system and accomplish the billing in-house to long distance carriers when our customer base increases sufficiently to make it cost
          effective to purchase the software, and produce at least as much net profit as anticipated from using a third party. Currently, we have not entered into any negotiations and have no agreements to migrate this program to our in-house system. Funding required:
          approximately $106,000.

        o Pay off a current capital lease and notes. This will reduce monthly expenses by approximately $5,412 and retire high interest accounts. Funding required: approximately $288,450.

        o Upgrade current apartment complex telephone switching equipment.
          Upgrading our current switches will allow us to terminate long distance calls from other long distance carriers and under reciprocal agreements should reduce our outgoing long distance calling expenses which will reduce our cost of goods and allow us to offer lower rates to our customers and improve gross margin.
          Funding required: approximately $750,000.

        o Cash reserve for general working capital. Funding required:
          approximately $615,000.

Other than the operating cash flow and minor capital leases which are not anticipated to be available to fund the above major expansion plans, we have no sources of financing identified. Even if we identify sources for such financing:

        o Additional financing may not be available on commercially reasonable terms or available at all

        o Additional financing may result in dilution to existing and future equity holders; and

        o If we issue debt instruments, we will be subject to increased debt obligations that will impose a greater financial strain upon our operations.

If we do not secure the required funding from equity investment or additional financing, the major expansion planned milestones may not be achieved within the anticipated time period, if at all. We believe that the current level of operations being currently supported can be supported in the future by cash flow from the current level of operations. We believe that future plans will be achieved if we receive the necessary funding. If only partial funding is received, we will modify our expansion plan to add fewer apartment complexes based on the amount of funding received. Furthermore, in the event that the level of funding is less that we have anticipated, this may also result in fewer personnel being hired and reduction in sales revenue and anticipated profits.

                                       51

ITEM 18. DESCRIPTION OF PROPERTY

We are headquartered in Riverside, California, where we lease approximately
3,100 square feet of offices and warehouse space for approximately $2,300 per month. The lease expires in 2002. We generally are provided minimal space at no

                                       52

charge, from 100 to 200 square feet, for our telecommunications equipment at each of the apartment complexes where we have systems installed.

Our offices are in good condition and are sufficient to conduct our operations.
We believe that our leased facilities are adequate to meet our needs for the next 12 months. However, as we begin to deploy additional systems and build our networks, we will need to increase our headquarters office space, add equipment rooms at newly contracted apartment complexes, and contract for co-location of switching facilities at traditional carriers. We anticipate such facilities are available to meet our development and expansion needs in existing and projected target markets for the foreseeable future.

ITEM 19. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Competitive Communications

In 1998, Competitive Companies, Inc. was formed to acquired the stock of
Competitive Communications, Inc. from Mr. David Kline II. Mr. Kline II owned a
100% equity interest in Competitive Communications. Mr. Kline II negotiated the transaction for Competitive Communications and Mr. Halstead negotiated the transaction for Competitive Companies. The parties agreed upon a price of
3,302,700 shares of common stock 1,000,000 shares of Class A convertible preferred stock based upon the fact that the at the time of the agreement
Competitive Communications had annual revenues of approximately $1,000,000. The parties agreed to a value of $1 per share for the 3,302,700 shares of common stock and 5,000,000 shares of common stock underlying the preferred stock and agreed upon a formula of 8 times approximate annual revenues.

Upon completion of the transaction, Mr. Kline II owned approximately 53% of the issued and outstanding stock and 16 other shareholders, all officers, directors and employees, owned the remainder. Mr. Kline II surrendered a percentage of ownership in the business in other to secure the involvement of other individuals he felt necessary to grow the business as shareholders.

ITEM 20. MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no established public trading market for our securities. No market exists for our securities and a regular trading market may not develop, or if developed, may not be sustained. A shareholder in all likelihood, therefore, will not be able to resell his or her securities should he or she desire to do so when eligible for public resales. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops. Although we have held preliminary discussions with one market maker concerning the NASD requirements for qualifying our securities for quotation on the Over-the-Counter Bulletin Board, we have no plans, proposals, arrangements, or understandings with any person with regard to the development of a trading market in any of our securities.

Options, Warrants, Convertible Securities

Preferred stock

We are authorized to issue 10,000,000 shares of preferred stock.

Class A preferred stock

                                       53

4,000,000 shares of Class A convertible preferred stock were issued by us to various founding stockholders and management in December 1999. These 4,000,000 shares are convertible into 20,000,000 shares of common stock. Conversion may occur at any time, in whole or in part up to the number of shares set forth below with the achievement of the following events for a period commencing on the date such event was achieved and ending on December 31, 2010.

The conversion events are as follows:

                                             Number of shares of common stock
Event                                             issued upon conversion
Achieving 100% increase in the combined            10,000,000
number of owned apartment complex passings
plus non-apartment complex customers
Achieving 10,000 customers in the combined          5,000,000
number of owned apartment complex passings
and non-apartment complex customers
Achieving 20,000 customers in the combined          5,000,000
number of owned apartment complex passings
and non-apartment complex customers

        o An apartment complex passing is an individual apartment under direct contract with it for telephone, television or Internet service.
        o A non-apartment complex customer is a non-apartment residential or business customer that is counted once for each major service to which they subscribe.

Conversion events are based on customer base existing as of December 9, 1999.

Class B convertible preferred shares

We have issued 1,495,436 shares of Class B convertible preferred stock entitling persons owning the Class B shares the following:

The stock shall convert into such number or fraction thereof shares of common stock based upon the following:

                                      1 -
the fraction: [average of opening bid and ask price on the over the counter bulletin board/$3.00]
                                   divided by
the fraction: [average of opening bid and ask price on the over the counter bulletin board/$3.00]

For example, assume average opening bid/ask of $2.00. 1 - 2/3 = 1/3. 1/3 divided by 2/3 = .5 additional share of common stock issued upon conversion.

Class C convertible preferred shares

We have issued 1,000,000 shares of Class C convertible preferred stock entitling persons owning the Class C shares the following:

The stock shall convert into such number or fraction of shares of common stock based upon the following:

                                       1 -
the fraction: [average of first 5 days trading bid and ask price on the over the counter bulletin board/$3.00]
                                   divided by
the fraction: [average of first 5 days trading bid and ask price on the over the counter bulletin board/$3.00]

                                       54

For example, assume average of first 5 days trading bid/ask of $2.00. 1 - 2/3 =
1/3. 1/3 divided by 2/3 = .5 additional share of common stock issued upon conversion.

The conversion rate for all classes is subject to proportional adjustment in the event of a stock split, stock dividend or similar recapitalization event effecting such shares. Holders of all classes of preferred shares are not entitled to preferential dividend rights, redemption or voting rights.

Issuance of preferred stock with voting and conversion rights may reduce the voting power of the holders of common stock, including voting rights of the holders of common stock. In certain circumstances, an issuance of preferred stock could have the effect of decreasing the market price of the common stock.
We have no plans to issue any shares of preferred stock in the future.

Options

We have 5,040,000 outstanding non-statutory options to the following:

          Name             Number of Option   Exercise Price   Number Currently
                                                                  Exercisable
 Officers, Directors & Affiliates:

     Larry Halstead           1,000,000         $0.001            1,000,000
     Jerald Woods               500,000         $1.00                     0
     Judy Kline (1)           2,625,000         $0.001            2,625,000

     Sub-Total                4,125,000                           3,625,000

Others:

     Employees                  445,000         $0.001              445,000
     Employees                  300,000         $0.85               180,000
     Employees                   70,000         $1.00                     0
     James Gibson                50,000         $1.00-$5.00               0
     James Healey                50,000         $1.00-$5.00               0

     Sub-Total                  915,000                             625,000

     Total                    5,040,000                           4,250,000

(1) Judy Kline is an employee of Competitive Companies and mother Mr. David
Kline II, Competitive Companies' Chairman, C.E.O., President, C.O.O. & Director.
As Mr. Kline is over 21 years of age and does not live with his mother, he disclaims beneficial ownership of the shares underlying Ms. Kline's options.

The general terms to exercise the options for all except James Healey, James
Gibson and Jerald Woods are the same. Exercise dates and amounts which can be exercised vary. No options may be exercised until two years after initial grant of the individual option. Options are normally exercisable over a five-year period as follows: at the end of:

        o First year - 0%,

                                       55

        o Second year - 40%
        o Third through fifth year - 20% each year.

Mr. Healey and Mr. Gibson are independent agents for the sale of our products.
The options granted them and Mr. Woods require certain levels of performance from them in order for them to exercise each level.

Sales under Rule 144

There are 824,100 shares of our common stock held by non-affiliates and
3,528,600 shares of our common stock held by affiliates that Rule 144 of the
Securities Act of 1933 defines as restricted securities. The remaining 1,559,361 shares are held by non-affiliates but are not restricted securities and are eligible for resale under the provisions of Rule 144. No shares have been sold pursuant to Rule 144 of the Securities Act of 1933 and no shares are eligible to be resold pursuant to Rule 144. We have agreed to register all of the shares held by our existing non-affiliate selling shareholders and 1,000,000 shares held by an affiliate. We have also issued and intend to issue in the future common stock subject to an employee benefit plan.

Once this registration statement is effective, the shares of our common stock being offered by our selling shareholders will be freely tradable without restrictions under the Securities Act of 1933, except for any shares held by our
"affiliates," which will be restricted by the resale limitations of Rule 144 under the Securities Act of 1933 except as registered under this registration statement.

In general, under Rule 144 as currently in effect, any of our affiliates and any person or persons whose sales are aggregated who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements, and availability of current public information about us. Non-affiliates who have held their restricted shares for one year may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding such sale.

Further, Rule 144A as currently in effect, in general, permits unlimited resales of restricted securities of any issuer provided that the purchaser is an institution that owns and invests on a discretionary basis at least $100 million in securities or is a registered broker-dealer that owns and invests $10 million in securities. Rule 144A allows our existing stockholders to sell their shares of common stock to such institutions and registered broker-dealers without regard to any volume or other restrictions. Unlike under Rule 144, restricted securities sold under Rule 144A to non-affiliates do not lose their status as restricted securities.

As a result of the provisions of Rule 144, all of the restricted securities could be available for sale in a public market, if developed, beginning 90 days after the date of this prospectus. The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Penny Stock Considerations

Our shares will be "penny stocks" as that term is generally defined in the
Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00. Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in

                                       56

excess of $1,000,000 or annual income exceeding $100,000 individually or
$300,000 together with his or her spouse is considered an accredited investor.
In addition, under the penny stock regulations the broker-dealer is required to:

        o Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange
          Commissions relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;
        o Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;
        o Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value and information regarding the limited market in penny stocks; and
        o Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

Holders

As of the date of this registration statement, we had 125 holders of record of our common stock. We have one class of common stock outstanding and three classes of preferred stock outstanding.

Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts as the board of directors deems relevant. We are not limited in our ability to pay dividends on our securities.

Reports to Shareholders

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and will file periodic reports, proxy statements and other information with the Securities and
Exchange Commission.

Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 with respect to the common stock in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement. For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto. The registration statement and exhibits may be inspected, without

                                       57

charge, and copies may be obtained at prescribed rates, at the SEC's Public
Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the
SEC at 1-800-SEC-0330. The registration statement and other information filed with the SEC is also available at a web site maintained by the SEC at
http://www.sec.gov.

ITEM 21. EXECUTIVE COMPENSATION

Executive Compensation

The following table sets forth summary information concerning the compensation received for services rendered to us during the years ended December 31, 2000 and 1999, respectively by the Chief Executive Officer. No other executive officers received aggregate compensation during our last fiscal year which exceeded, or would exceed on an annualized basis, $100,000. Other annual compensation consists of health and life insurance premiums and automobile lease payments.

                                       58

Summary Compensation Table

Annual Compensation

    Name and                                                    All Other Annual
Principal Position                Year      Salary      Bonus    Compensation

David Kline II                    2000      $ 1,022                $  4,270
  President                       2001      $10,218                $  3,222
  Chief Executive Officer &
     President

As of September 30, 2002, David Kline II received no salary, no bonus, and no other compensation.  We have agreed with Mr, Kline II that he will not receive any pay or compensation during the remainder of 2002 until such time that we have sufficient funding available to initiate our growth plans and ask Mr. Kline II to return on a full time basis.

No other annual compensation, including a bonus or other form of compensation;
and no long-term compensation, including restricted stock awards, securities underlying options, LTIP payouts, or other form of compensation, were paid to
David Kline II during these periods.

On December 23, 1999, the board of directors appointed David Kline II to assume the duties of Chairman of the Board and Chief Executive Officer. This was in
addition to his duties as President. This appointment resulted from the sudden death of David Kline, Sr. on December 23, 1999.

Employment Agreements

We have entered into five-year employment agreements with our president and CFO which require initial annual base salary of approximately $77,000 and $68,000 respectively, and unless earlier ended, are subject to automatic extension for an additional period of two years. The officers' annual base salaries will be increased to $130,000 and $115,000, respectively if we are able to raise
$1,000,000 of investment capital. The president has deferred compensation payable under his employment agreement until he begins to devote full time to the business.

In addition to their annual base salary, both of the executives are entitled to amounts under an executive bonus plan in any fiscal year in which our earnings before taxes and charitable contributions, called PT-PC, is $1,000,000 or more.
Under the plan, 6% of the PT-PC is available for executive officers and an additional 6% for non-executive officers to be paid as cash bonuses no less often than annually. Through December 31, 1999, no amounts have been awarded under this plan.

In addition to the base salary, the president and CFO shall be entitled during the employment period to receive such additional benefits as may be provided for them or to which they may become entitled because his position, tenure, salary, age, health or other qualifications make them eligible to participate.
Additional benefits means

        o Participation in bonus and incentive compensation plans or pools, stock option, bonus, award or purchase plans, retirement plans, and other benefit plans, if any;
        o Life, health, medical, dental, accident, and other personal insurance coverage provided for employees or their dependents;
        o Directors' and officers' liability insurance coverage and charter or bylaw provisions or contracts providing for indemnification of corporate personnel or elimination or limitation of their liabilities as such;

                                       59

        o Automobile or related compensation per guidelines approved by the board of directors;
        o Use of our property and facilities and other perquisites of employment;
        o Paid vacation, leave or holidays;
        o Any and all other compensation, benefits and perquisites of employment with us, if any, other than base salary; and
        o Reasonable moving and personal expenses in connection with company required relocations.

The employment of the president and CFO ends on the date of the occurrence of any of the following events:

        o Expiration of the employment period

        o The death of the president or CFO, respectively

        o Fifteen days after the date on which we have given the president or
          CFO written notice of the termination of employment by reason of permanent physical or mental incapacity that prevents him from performing the essential elements of his respective position for a period of six consecutive months or more as determined by a medical professional selected by us, in our sole discretion, and by us acting in good faith

        o After five days' written notice to the president or CFO for cause, which shall include only the following:

                o Intentional misconduct or gross negligence by the president or CFO in the course of employment

                o The commission or perpetration by the president or CFO of any fraud against us or others in connection with his employment

                o The commission by the president or CFO of such acts or dishonesty, fraud or misrepresentation or other acts of moral turpitude as would prevent the effective performance of his duties

                o Knowingly causing or permitting us to violate any law, which violation shall have a material effect on us

                o The failure to perform, breach, or violation by the president or CFO of any of his material obligations under the agreement which continues after fifteen days' written notice has been given to him by us specifying the failure to perform, breach, or violation

        o Upon at least sixty days' advance written notice by the president or
          CFO

        o Upon at least sixty days' advance written notice by us based solely on concurrence of a minimum of 4/5th of the board of directors

In the event the president's or CFO's employment under the employment agreement is ended for the reasons set forth in bullet points 3 or 6 above, we shall pay the president or CFO an amount equal his then base salary multiplied by twenty-four months and shall continue to provide his medical insurance for a period of twenty four months following such termination.

Upon any termination

        o The president's or CFO's estate in the case of death shall immediately be paid all accrued base salary which would otherwise be due and payable and accrued vacation pay, all to the date of termination.
        o Benefits accrued under our benefit plans, if any, will be paid in accordance with such plans.

                                       60

        o Bonuses shall be paid at the end of the fiscal year if earned, with the amount prorated by the number of days during the fiscal year the president or CFO was employed.

The president or CFO have agreed that during the term of their respective employment, they will not engage, directly or indirectly, or be interested as director, officer, partner, consultant, principal, shareholder, or otherwise in any firm, corporation, or other entity in the business of developing, producing, distributing, or selling any product competitive with our products in any geographic area in which we engage in the same or similar business without our express written consent.

Compensation of Directors

We have not agreed to pay our directors who are not officers or employees any stated salary, but by resolution of the board a fixed sum and expense of attendance, if any, may be allowed for attendance at each regular and special meeting of the board or our committees. On the date of appointment to the board, each board member or employee board member shall be granted an option to purchase at the fair market value an aggregate of 5,000 shares of Class A common stock. The option shall vest and become exercisable at the rate of 20% per year after the expiration of the first year following the date on which the option is granted and shall be exercisable in full only after the expiration of five 5 years following the date the option was granted.

Executive Bonus Plan (ExBP)

The ExBP Plan for Competitive Communications was adopted in April 1996. The plan is intended to enables us to recruit, reward, retain and motivate employees and to attract and retain outside directors, agents and consultants on a basis competitive with industry practices. Under the plan, 6% of
pre-tax-pre-charitable contribution (PT-PC) for executive officers and an additional 6% PT-PC for non-executive officers will be paid as cash bonuses no less often than annually.

The ExBP Plan will be administered by the board of directors or the compensation committee of the board of directors. The committee has sole authority and discretion under the ExBP Plan to designate eligible participants and determine the conditions and limitations applicable to such awards, if any. The awards may be granted singly or together with other awards, or as replacement of, in combination with, or as alternatives to, grants or rights under the ExBP Plan or other employee benefit plans. Awards under the ExBP Plan may be issued based on past performance, as an incentive for future efforts or contingent upon the future performance. No amounts have been awarded under the Plan.

                                       61

ITEM 22. FINANCIAL STATEMENTS

                           COMPETITIVE COMPANIES, INC.
                                AND SUBSIDIARIES

                     Consolidated Financial Statements as of
                    December 31, 2002 and for the years ended
                         December 31, 2002 and 2001 and
                          Independent Auditors' Report

                                       62

                           COMPETITIVE COMPANIES, INC.
                                AND SUBSIDIARIES

                                TABLE OF CONTENTS

________________________________________________________________________________

                                                                   Page

Independent Auditors' Report                                         64

Consolidated Financial Statements:

        Consolidated Balance Sheet as of December 31, 2002           65

        Consolidated Statements of Operations for the years
        ended December 31, 2002 and 2001                             66

        Consolidated Statements of Stockholders' Equity for
        the years ended December 31, 2002 and 2001                   67

        Consolidated Statements of Cash Flows for the years
        ended December 31, 2002 and 2001                             68

        Notes to Consolidated Financial Statements                   69

________________________________________________________________________________

                                       63

                          Kingery, Crouse & Hohl, P.A.
                          Certified Public Accountants

INDEPENDENT AUDITORS' REPORT

To the Stockholders of Competitive Companies, Inc. and subsidiaries:

We have audited the accompanying consolidated balance sheet of Competitive
Companies, Inc. and subsidiaries (the "Company") as of December 31, 2002, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 2002 and 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of
December 31, 2002, and the results of its operations and cash flows for the years ended December 31, 2002 and 2001 in conformity with accounting principles generally accepted in the United States of America.

/s/ Kingery, Crouse & Hohl, P.A.

Tampa, Florida
April 21, 2003

                                       64

                  COMPETITIVE COMPANIES, INC. AND SUBSIDIARIES

               CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2002
________________________________________________________________________________

ASSETS

CURRENT ASSETS:
Cash                                                             $      3,390
Receivables:
  Accounts, net of allowance for doubtful accounts
    of $103,210                                                       131,080
  Unbilled                                                             31,805
Prepaid expenses and other current assets                               8,658
  Total current assets                                                174,933

PROPERTY AND EQUIPMENT - NET                                        1,088,338

OTHER ASSETS:
Intangible contract revenue rights (net of accumulated
  amortization of $100,833)                                           201,667
Employee note receivable                                                8,908
Other                                                                  56,345

TOTAL                                                            $  1,530,191
                                                                 =============

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable                                                 $     84,948
Current maturities of long-term debt                                   46,193
Current maturities of capital lease obligations                        19,500
Accrued and other liabilities                                          73,884
  Total current liabilities                                           224,525

LONG-TERM DEBT (net of current maturities)                            263,373

CAPITAL LEASE OBLIGATIONS (net of current maturities)                  50,123
  Total liabilities                                                   538,021

STOCKHOLDERS' EQUITY:
Class A convertible preferred stock, $0.001 par value;
  10,000,000 shares authorized, 4,000,000 shares issued
  and outstanding with a liquidation value of $40,000                   4,000
Class A common stock, $0.001 par value, 70,000,000 shares
  authorized; 5,912,061 shares issued and outstanding                   5,912
Additional paid-in capital                                         19,701,161
Deficit                                                           (18,718,903)
  Total stockholders' equity                                          992,170

TOTAL                                                            $  1,530,191
                                                                 =============

________________________________________________________________________________

See notes to consolidated financial statements.

                                       65

                  COMPETITIVE COMPANIES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001
________________________________________________________________________________

                                                2002               2001

REVENUES                                     $1,593,813       $ 1,396,377

COSTS OF REVENUES                             1,394,902         1,065,235

GROSS PROFIT                                    198,911           331,142

OTHER EXPENSES:
  Impairment of goodwill                              -         1,981,969
  Employee compensation and benefits            247,976           224,098
  Occupancy and equipment                        53,409            44,495
  Interest expense                               37,164            45,577
  Provision for bad debts                        34,889            69,590
  Professional fees                              30,972            41,256
  Loss on disposal of assets                     24,887                 -
  Other                                          63,735            83,519
     Total other operating expenses             493,032         2,490,504

NET LOSS                                     $ (294,121)      $(2,159,362)
                                             ===========      ============

NET LOSS PER SHARE:
Basic and diluted                            $    (0.05)      $     (0.44)
                                             ===========      ============

Weighted average number of shares
  outstanding - basic and diluted             5,912,000         4,923,000
                                             ===========      ============

________________________________________________________________________________

See notes to consolidated financial statements.

                                       66

                  COMPETITIVE COMPANIES, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

____________________________________________________________________________________________________________________________

                                   Class A                 Class A              Additional
                               Preferred Stock            Common Stock           Paid-In
                              Shares       Amount      Shares      Amount        Capital          Deficit            Total

Balances, December 31,
   2000                       4,000,000     $ 4,000    4,912,061    $ 4,912    $ 16,702,161   $ (16,265,420)    $   445,653

Issuance of common stock
   in connection with
   acquisition                        -           -    1,000,000      1,000       2,999,000               -       3,000,000

Net loss                              -           -            -          -               -      (2,159,362)     (2,159,362)

Balances, December 31,
   2001                       4,000,000       4,000    5,912,061      5,912      19,701,161     (18,424,782)      1,286,291

Net loss                              -           -            -          -               -        (294,121)       (294,121)

Balances, December 31,
   2002                       4,000,000     $ 4,000    5,912,061    $ 5,912    $ 19,701,161   $ (18,718,903)    $   992,170
                              =========     =======    =========    =======    ============   ==============    ============

____________________________________________________________________________________________________________________________

See notes to consolidated financial statements.

                                       67

                  COMPETITIVE COMPANIES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

________________________________________________________________________________________

                                                            2002                2001

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                           $    (294,121)      $ (2,159,362)
  Adjustments to reconcile net loss to net
  cash provided by operating activities:
    Depreciation and amortization                          197,861            121,499
    Amortization of intangible assets                      100,833                  -
    Provision for bad debts                                 34,889             69,590
    Impairment of goodwill                                       -          1,981,969
    Loss on disposal of assets                              24,887                  -
  Changes in assets and liabilities, net:
    (Increase) in receivables                               (1,715)           (70,410)
    (Increase) in prepaid expenses and other
      current assets                                        (1,606)            (2,850)
    Decrease in other assets                                   470              1,563
    (Decrease) increase in due to bank                     (16,227)            16,227
    (Decrease) increase in accounts payable                (49,949)            55,493
    Decrease in due to affiliate                                 -            127,503
    Increase in accrued and other liabilities               42,872             12,779
NET CASH PROVIDED BY OPERATING ACTIVITIES                   37,254            154,001

CASH FLOWS FROM INVESTING ACTIVITIES:
        Purchases of property and equipment                (10,062)          (241,128)
        Proceeds from sale of equipment                      6,940                  -
NET CASH USED IN INVESTING ACTIVITIES                       (3,122)          (241,128)

CASH FLOWS FROM FINANCING ACTIVITIES:
        Repayments of long-term debt                       (13,668)           (54,442)
        Repayments of capital lease obligations            (17,074)           (88,729)
NET CASH USED IN FINANCING ACTIVITIES                      (30,742)          (143,171)

NET INCREASE (DECREASE) IN CASH                              3,390           (230,298)

CASH, BEGINNING OF YEAR                                          -            230,298

CASH, END OF YEAR                                    $       3,390       $          -
                                                     ==============      =============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION :
Interest paid                                        $      37,164       $       45,577
                                                     ==============      ===============
Taxes paid                                           $           -       $            -
                                                     ==============      ===============

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Equipment financed under long-term debt agreement    $      78,100       $       21,932
                                                     ==============      ===============

Acquisition of net assets of Huntington
 Telecommunication Partners, L.P. (see Note C)       $           -       $    3,000,000
                                                     ==============      ===============

________________________________________________________________________________________

See notes to consolidated financial statements.

                                       68

                  COMPETITIVE COMPANIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
________________________________________________________________________________

NOTE A - FORMATION AND OPERATIONS OF THE COMPANY

Competitive Companies, Inc. (the "Parent") was originally incorporated under the laws of the state of Nevada in March 1998, and shortly thereafter acquired all of the assets and assumed all of the liabilities of Competitive Communications,
Inc. ("CCI"), which was incorporated under the laws of the state of California in February 1996. CCI is the successor to Western Telephone & Television, which was founded in 1985.

In January 2000, CCI Residential Services, Inc. ("CCIR") was formed. This entity, which is a wholly owned subsidiary of the Parent, expands on the residential services currently being provided by CCI, while CCI will focus on developing revenue streams from other services.

CCI, CCIR and their Parent (collectively, "we" "us" "our") provide telephone, cable television, long distance/interexchange, and dial up and high-speed internet connections and e-mail services, mainly to customers who live in multi-tenant residential buildings. Our operations are located in Riverside,
California and approximately 80% of our customers are California residents.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

Our consolidated financial statements are prepared using the accrual method of accounting.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the
Parent, Competitive Holdings, Inc., CCI and CCIR. Significant inter-company balances and transactions have been eliminated in consolidation.

Revenue Recognition

Revenues are recognized in the month in which the services are provided. Amounts that are not billed by the end of the year are reflected as unbilled receivables in the accompanying consolidated balance sheet.

Use of Estimates

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements. The reported amounts of revenues and expenses during the reporting period may be affected by the estimates and assumptions we are required to make. Actual results could differ significantly from our estimates.

                                       69

Financial Instruments

We believe the book value of our cash, receivables, accounts payable and accrued and other liabilities approximates their fair values due to their short-term nature. In addition, we believe the book values of our notes payable and capital lease obligations approximates their fair values as the interest rates on such obligations approximates rates at which similar types of arrangements could be currently negotiated by us.

Allowance for Doubtful Accounts

We evaluate the allowance for doubtful accounts on a regular basis through periodic reviews of the collectibility of the receivables in light of historical experience, adverse situations that may affect the customer's ability to repay, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

Long-Lived Assets

Statement of Financial Accounting Standards (SFAS) 144, "Accounting for the
Impairment or Disposal of Long-Lived Assets" requires that long-lived assets, including certain identifiable intangibles, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the assets in question may not be recoverable. We evaluated our long-lived assets and determined that there were no events during fiscal 2002 that indicated that our intangible assets were impaired. Accordingly, the adoption of SFAS 144 did not have a significant impact on our consolidated financial statements.

Property and Equipment

Property and equipment are stated at cost. Major additions are capitalized, while minor additions and maintenance and repairs, which do not extend the useful life of an asset, are expensed as incurred. Depreciation and amortization are computed using the straight-line method over the assets' estimated useful lives of five to ten years.

Intangible Assets

Intangible contract revenue rights acquired in the acquisition of Huntington
Telecommunication Partners, L.P. ("HTP") - See Note C, are being amortized on a straight-line basis over the average remaining terms of the contracts of three years. As such, these assets are expected to be fully amortized by December 31,
2004.

Income Taxes

We compute income taxes in accordance with Financial Accounting Standards
Statement No. 109 "Accounting for Income Taxes" ("SFAS 109"). Under SFAS 109,
deferred taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the tax bases of assets and liabilities and their financial statement carrying amounts. Also, the effect on deferred taxes of a change in tax rates is recognized in income in the period that included the enactment date. Temporary differences between financial and taxable reporting arise primarily from certain stock based compensation arising from the grant of certain options, and differences in providing for bad debts and depreciation.

                                       70

Concentrations of Credit Risk

Financial instruments that potentially subject us to significant concentrations of credit risk consist principally of cash, and receivables. With respect to cash, during the year ended December 31, 2002, we maintained all of our cash in deposit accounts with one financial institution, which deposit accounts at times may have exceeded federally insured limits. We have not experienced any losses in such accounts.

Substantially all of our revenues and receivables arise primarily from agreements to provide telecommunications and cable services to customers in eight apartments buildings in southern California. The agreements expire between
2003 and 2005. We perform ongoing credit evaluations of our customers and generally do not require collateral as we believe we have certain collection measures in-place to limit the potential for significant losses. Substantially all of the receivables included in the accompanying consolidated balance sheet were recovered subsequent to December 31, 2002.

We purchase a significant portion of our local line capacity from two vendors, our long distance line capacity from one vendor, and our cable television capacity from three vendors. We perform ongoing negotiations with other vendors and believe that given the competitive nature of the industry we could obtain similar agreements with other vendors.

Advertising

We expense advertising costs as they are incurred. These expenses approximated
$3,000 and $2,500 for the years ended December 31, 2002 and 2001, respectively.

Loss Per Common Share

We compute net loss per share in accordance with Statement of Financial
Accounting Standards Board Statement No. 128 "Earnings per Share" ("SFAS No.
128") and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding during the periods. Diluted net loss per share is computed by dividing the net loss for the period by the number of common and common equivalent shares outstanding during the period. Common stock equivalents existing at December 31, 2002 and 2001, which consist primarily of preferred stock and common stock options (see Note E), are not included in the per share calculations because they are anti-dilutive. Accordingly, basic and diluted net loss per share are identical for each of the years ending December
31, 2002 and 2001.

Stock-Based Compensation

We have adopted SFAS No 123, "Accounting for Stock-Based Compensation" which requires us to recognize as expense the fair value of all stock-based awards on the date of grant, or continue to apply the provisions of Accounting Principles
Board Opinion No. 25 and provide pro-forma net income (loss) earnings per share disclosure for employee stock option grants and all other stock-based compensation as if the fair-value-based method defined in SFAS 123 had been applied.

                                       71

Statement of Cash Flows

For purposes of the statement of cash flows, we consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Recent Pronouncements

In July 2001 the Financial Accounting Standards Board (FASB) issued SFAS 141,
"Business Combinations", and SFAS 142, "Goodwill and Intangible Assets". SFAS
141 is effective for all business combinations completed after June 30, 2001.
SFAS 142 is effective for the year beginning January 1, 2002; however certain provisions of that Statement apply to goodwill and other intangible assets acquired between July 1, 2001, and the effective date of SFAS 142. Because goodwill was determined to be impaired as of December 31, 2001, the adoption of
SFAS 142 had no other significant material impact on our consolidated financial statements.

In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement
Obligation. SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred, and to capitalize a corresponding amount by increasing the carrying amount of the related long-lived asset. The liability is accreted to its present value each subsequent period, and the capitalized cost is depreciated over the useful life of the related long-lived asset. SFAS No. 143 will be effective for exit or disposal activities initiated after December 31, 2002. We do not anticipate that our adoption of SFAS No. 143, as required on January 1, 2003, will have a material impact on our consolidated financial position or results of operations.

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". SFAS No. 146 requires that the liability for a cost associated with an exit or disposal activity be recognized at its fair value when the liability is incurred. Under previous guidance, a liability for certain exit costs was recognized at the date that management committed to an exit plan, which was generally before the actual liability has been incurred.
SFAS No. 146 will be effective for exit or disposal activities initiated after
December 31, 2002. We do not anticipate that our adoption of SFAS No. 146, as required on January 1, 2003, will have a material impact on our consolidated financial position or results of operations.

In December 2002, the FASB issued SFAS No.148, "Accounting for Stock-Based
Compensation -- Transition and Disclosure, an amendment of SFAS No. 123." This standard provides alternative methods of transition for companies that voluntarily change to the fair value based method of accounting for stock-based employee compensation. It also requires prominent disclosure about the effects on reported net income of the company's accounting policy decisions with respect to stock based employee compensation in both annual and interim financial statements. The transition provisions and annual disclosure requirements are effective for all fiscal years ending after Dec. 15, 2002, while the interim period disclosure requirements are effective for all interim periods beginning after Dec. 15, 2002. The adoption of SFAS No. 148 did not have a significant impact on our consolidated financial position or results of operations.

                                       72

NOTE C - ACQUISITION

On December 28, 2001, primarily to expand our customer base, we acquired all of the assets and assumed all of the liabilities of HTP (a California limited partnership) in exchange for 1,000,000 shares of our common stock. In addition to such consideration, if the average closing bid price of our common stock is less than $3.00 per share for the first five days of trading subsequent to the registration of such shares with the Securities and Exchange Commission, we will be obligated to issue additional shares of our common stock to the previous shareholders of HTP. For example, if the average closing bid price of our common stock is $1.00 per share, we will be required to issue an additional 2,000,000 shares of our common stock. As such we have set aside 1,000,000 shares of our convertible Class C preferred stock, for issuance upon our registration statement becoming effective (see Note J), to convey such rights. In accordance with the provisions of SFAS No. 141, "Business Combinations" the cost of these shares has not been included in the determination of the purchase price because the number of shares that may ultimately be issued as a result of this contingency is not determinable beyond a reasonable doubt.

We accounted for this transaction using the purchase method of accounting.
Accordingly, our December 31, 2001 consolidated statement of operations only includes the operating results of HTP for the period subsequent to the date of the acquisition.

The purchase price was allocated as follows:

                                                         Amounts

    Goodwill                                          $  1,981,969
    Property and equipment                                 526,694
    Intangible contract revenue rights                     302,500
    Receivables, net                                       215,274
    Accounts payable                                       (26,437)

    Total                                             $  3,000,000
                                                      =============

Because we had a 5% ownership interest in HTP prior to the acquisition, we recorded 95% of the property and equipment at fair market value and 5% at historical cost. We valued the intangible contract revenue rights at fair market value based on the discounted cash flows of the estimated revenue streams from various contracts to provide telecommunications services that we acquired. The remaining assets acquired and liabilities assumed were recorded at the historical cost basis of HTP as such basis approximated the fair values of HTP's assets and liabilities at the date of acquisition. The excess of the purchase price paid over the fair value of the net assets acquired of $1,981,969 was recorded as goodwill. We subsequently determined that the goodwill was impaired at December 31, 2001 and recorded a charge to operations for the impairment.

The following unaudited pro forma information presents the summarized results of consolidated operations for the year ended 2001 assuming the acquisition had occurred on January 1, 2001. This information is provided for informational purposes only, and should not be considered to (1) be indicative of our results of operations had the acquisition been consummated on the date assumed or (2) to represent a projection of our results of operations for any future period.

                                       73

  Net revenues                                     $  1,807,410
                                                   =============

  Net loss                                         $ (2,284,384)
                                                   =============

  Net loss per share - basic and fully diluted     $      (0.39)
                                                   =============

NOTE D - PROPERTY AND EQUIPMENT-NET

Property and equipment consists of the following at December 31, 2002:

                                                                 Amounts

  Telecommunications equipment and computers (including
   equipment leased under capital leases of $78,100)          $  1,605,453
  Vehicles                                                          26,069
  Furniture, fixtures and improvements                              21,290
  Subtotal                                                       1,652,812
  Less accumulated depreciation and amortization                  (564,474)

  Property and equipment-net                                  $  1,088,338
                                                              =============

Accumulated depreciation and amortization includes $4,205 of accumulated amortization of leased equipment.

NOTE E - STOCKHOLDERS' EQUITY

The Board of Directors has reserved 7,500,000 shares of our common stock for issuance under our Incentive and Non-Statutory Stock Option Plan (the "Plan").
Generally, incentive options are granted at an exercise price equal to the fair value of our common stock (as determined by the Board of Directors) at the date of grant, require two-years of continued employment before exercise and have 20%
vesting schedules. As of December 31, 2002, we have granted 5,040,000 shares at exercise prices from $ .001 to $5.00 per share. The status of our stock options is summarized below:

                                                                          Weighted
                                                          Number of        Average
                                                            Shares      Exercise Price

   Options outstanding at December 31, 2000               4,470,000      $  0.125

      Granted                                               570,000          1.00
      Exercised                                                   -             -
      Canceled                                                    -             -

   Options outstanding at December 31, 2001               5,040,000         0.224

      Granted                                                     -             -
      Exercised                                                   -             -
      Canceled                                                    -             -

   Options outstanding at December 31, 2002               5,040,000      $  0.224
                                                          =========      ========

                                       74

   Options becoming exercisable during the years
        ended:

      Currently                                           3,476,000      $  0.046
      December 31, 2003                                     862,000         0.088
      December 31, 2004                                     214,000         0.773
      December 31, 2005                                     114,000         1.000
      December 31, 2006 and thereafter                      374,000         1.483

   Total options exercisable                              5,040,000      $  0.224
                                                          =========      ========

Each of the options expires on the earlier of the date specified in the option agreement, or the tenth anniversary of the date of grant. Any incentive option not subject to this provision is designated as being a non-statutory option.
Whenever an outstanding option is terminated (other than by exercise), the shares of common stock relating to such option are to be restored to the Plan and be available for the grant of other options under the Plan.

We account for our stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock
Issued to Employees". Had our compensation expense for stock-based compensation plans been determined based upon fair values at the grant dates for awards under this plan in accordance with SFAS No. 123, "Accounting for Stock-Based
Compensation," our net loss and pro forma net loss per share amounts would have increased as follows:

                                     2002                  2001
   Net loss:
       As reported              $   (294,121)           $(2,159,362)
                                =============           ============

       Pro forma                $   (472,573)           $(2,379,729)
                                =============           ============
   Loss per share:
       As reported              $      (0.05)           $     (0.44)
                                =============           ============

       Pro forma                $      (0.08)           $     (0.48)
                                =============           ============

The weighted average minimum value of options granted during 2002 and 2001, estimated on the date of grant using the Black-Scholes option-pricing model, ranged from approximately $0.23 - $0.31. The minimum value of options granted was estimated on the dates of the grants using the following approximate assumptions: dividend yield of 0%, expected volatility of 0%, risk-free interest rate of 4.9% - 5.3%, and expected lives of 5-7 years.

Preferred Stock

At the option of the holder, upon meeting certain performance requirements, each share of our preferred stock may be converted to five shares of our Class A common stock.

                                       75

NOTE F- LONG-TERM DEBT

Long-term debt consists of the following at December 31, 2002:

Note payable to Frontier Communications Services, Inc., bearing interest at 10% and due on March 15, 2003. The note is secured by the telecommunications equipment purchased with the proceeds from the
note.                                                                  $ 37,422

Unsecured note payable to stockholder, bearing interest at 8.0%
and requiring monthly principal and interest payments of $683
through February 23, 2011.                                               48,657

Note payable to Ford Credit, bearing interest at 2.9% with
monthly principal and interest payments of $393 through August 6,
2006. The note is secured by the vehicle purchased with the
proceeds from the note.                                                  16,037

Note payable to GST, bearing interest at 10% and
requiring interest payments only of $1,729 through April 28, 2004 at which time all principal and unpaid interest is due in full.
The note is secured by the telecommunications equipment purchased
with the proceeds from the note.                                        207,450
                                                                        309,566
Less current maturities                                                 (46,193)

Long-term debt                                                         $263,373
                                                                       =========

Scheduled maturities of long-term debt as of December 31, 2002 are as follows:

               Years Ending
               December 31,                               Amounts

                2003                                   $     46,193
                2004                                        216,718
                2005                                          9,800
                2006                                          8,393
                2007                                          6,138
                Thereafter                                   22,324

                Total                                  $    309,566
                                                       ============

NOTE G- OTHER RELATED PARTY TRANSACTIONS

Prior to December 28, 2001 (date of acquisition - See Note C), we provided billing, collection and certain other administrative services, as well as certain telephone and cable services, to

                                       76

HTP. As consideration for such services, we received approximately $69,600 for the year ended December 31, 2001. Additionally, we sold approximately $94,800 in long distance services to HTP during the year ended December 31, 2001.

NOTE H- INCOME TAXES

During the years ended December 31, 2002 and 2001, we recognized losses for both financial and tax reporting purposes. Accordingly, no provisions for income taxes and/or deferred income taxes payable have been provided for in the accompanying consolidated financial statements of operations. The significant components of the net deferred income tax assets and liabilities as of December
31, 2002 (assuming an effective income tax rate of 39%) are approximately as follows:

Current deferred income tax asset:

Allowance for doubtful accounts                               $     40,300
Less valuation allowance                                           (40,300)

Current deferred income tax asset                             $          -
                                                              =============

Non-current deferred income tax asset - net:

Net operating loss carryforwards                              $    488,900
Accumulated depreciation                                           (56,000)
Stock based compensation                                            97,600
Subtotal                                                           557,000
Less valuation allowance                                          (557,000)

Non-current deferred income tax asset                         $          -
                                                              =============

At December 31, 2002, we had total net operating loss carryforwards of approximately $1,398,400 for income tax purposes. The significant difference between our deficit and net operating loss carryforwards are primarily attributable to the effect of permanent differences arising from the grant of certain options. Assuming that additional contingent stock issuances discussed at Notes C and J do not trigger a "change in control", these carryforwards will be available to offset future taxable income in various years ended December 31,
2022. The current and non-current deferred income tax assets are not recorded in the accompanying consolidated balance sheet because we established a valuation allowance to fully reserve such assets, as their realization did not meet the required asset recognition standard established by SFAS 109. The valuation allowance increased by a total of approximately $116,500 during the year ended
December 31, 2002.

NOTE I - COMMITMENTS

Leases

We lease our operating facility under a non-cancelable operating lease. Future minimum lease payments required are approximately as follows:

                                       77

                 Years Ending
                 December 31,                       Amounts

                    2003                          $   32,300
                    2004                              33,700
                    2005                              35,300
                    2006                              32,000

                   Total                          $  133,300
                                                  ==========

Rent expense for 2002 and 2001 approximated $30,100 and $26,500, respectively.

We also lease certain equipment used in our operations under various capital leases. Future minimum lease payments under the leases are as follows:

  Years Ending
  December 31,                                                  Amounts

    2003                                                      $   29,607
    2004                                                          29,607
    2005                                                          29,607
    2006                                                          12,999
    Total minimum lease payments                                 101,820
    Less amount representing interest                            (32,197)
    Present value of future minimum lease payments                69,623
    Less current maturities                                      (19,500)

    Capital lease obligations, net of current maturities      $   50,123
                                                              ===========
Each of the leases contain options which allow us to purchase the equipment for
$1.00 at the end of the lease terms.

Employment Agreements

We currently have employment agreements with our President and Secretary that expire in 2003 and 2004, respectively (unless extended as allowed by the agreements). Depending upon certain performance measures, future base salary commitments under these agreements will range as follows:

Years ending
December 31,                  Minimum            Maximum

   2003                     $    93,700       $   158,300
   2004                          45,300            76,700

   Total                    $   139,000       $   235,000
                            ===========       ===========

In addition to their annual base salary, both of the executives are entitled to amounts under an executive bonus plan in any fiscal year in which our earnings before taxes and charitable contributions ("PT-PC") are $1,000,000 or more.
Under the plan, 6% of the PT-PC is available for executive officers and an additional 6% for non-executive officers to be paid as cash bonuses no less often than annually. Through December 31, 2002, no amounts have been awarded and
/or accrued under this plan.

                                       78

NOTE J - PROPOSED COMMON STOCK OFFERING

We have filed a registration statement with the Securities and Exchange
Commission, which will enable various shareholders to offer to sell shares of the common stock they own in our company (we will not receive any part of the proceeds from the sale of any of these shares). We have agreed to pay all expenses associated with the registration of the shares and the printing of the prospectus.

In connection with the common stock offering, we have set aside 1,495,436 convertible Class B preferred shares for potential issuance to certain of our shareholders, in the event that the opening trading price of our common stock in the secondary market does not meet the following requirements. If the average opening bid price of our common stock is less than $3.00 per share, we will be obligated to issue additional shares to holders of 1,495,436 shares of our common stock so that the fair market value of shares held by these stockholders is $3.00 (for example, if the opening bid price of our common stock is $1.00 per share, we would be obligated to issue an additional 2,990,872 shares of our common stock).

________________________________________________________________________________

                                       79

ITEM 23. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
None.

                                       80

PRELIMINARY PROSPECTUS
COMPETITIVE COMPANIES, INC.
SUBJECT TO COMPLETION, DATED *********, 2003

This offering is comprised solely of shares being offered by our selling shareholders.

Our selling shareholders are offering:

2,559,361 shares of our common stock, $.001 par value per share
1,495,436 shares of Class B preferred stock, $.001 par value
1,000,000 shares of Class C preferred stock, $.001 par value

Our common stock is not now qualified for quotation on the Over-the-Counter
Bulletin Board or listed on any national securities exchange or the NASDAQ stock market.

The selling shareholders may offer their shares at any price.

Dealer Prospectus Delivery Obligation
Until _________ (90 days from the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                       81

PART II

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our Articles of Incorporation and By-laws, subject to the provisions of Nevada law, contain provisions which allow the corporation to indemnify any person under certain circumstances.

Nevada law provides the following:

NRS 78.7502 Discretionary and mandatory indemnification of officers, directors, employees and agents: General provisions.

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

        3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.
        (Added to NRS by 1997, 694)

        NRS 78.751 Authorization required for discretionary indemnification;
advancement of expenses; limitation on indemnification and advancement of expenses.
        1. Any discretionary indemnification under NRS 78.7502 unless ordered by a

                                       82

court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:
   (a) By the stockholders;
   (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;
   (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or
   (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.
        2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

        3. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:
   (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.
   (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.
   (Added to NRS by 1969, 118; A 1987, 83; 1993, 976; 1997, 706)

        NRS 78.752 Insurance and other financial arrangements against liability of directors, officers, employees and agents.
        1. A corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.
        2. The other financial arrangements made by the corporation pursuant to subsection 1 may include the following:
   (a) The creation of a trust fund.
   (b) The establishment of a program of self-insurance.
   (c) The securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation.
   (d) The establishment of a letter of credit, guaranty or surety. No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for
intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

                                       83

        3. Any insurance or other financial arrangement made on behalf of a person pursuant to this section may be provided by the corporation or any other person approved by the board of directors, even if all or part of the other person's stock or other securities is owned by the corporation.
        4. In the absence of fraud:
   (a) The decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this section and the choice of the person to provide the insurance or other financial arrangement is conclusive; and
   (b) The insurance or other financial arrangement:
           (1) Is not void or voidable; and
           (2) Does not subject any director approving it to personal liability for his action, even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.
        5. A corporation or its subsidiary which provides self-insurance for itself or for another affiliated corporation pursuant to this section is not subject to the provisions of Title 57 of NRS.
   (Added to NRS by 1987, 80)

Our Articles and By-Laws also provide for indemnification to the fullest extent permitted under Nevada law.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by our Corporation in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*)
represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling shareholders will pay no offering expenses.

ITEM                                              AMOUNT
SEC Registration Fee                              $ 2,500
Legal Fees and Expenses                           $17,500
Accounting Fees and Expenses*                     $10,000
Miscellaneous*                                    $20,000
Total*                                            $50,000

* Estimated Figure

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

                                       84

In connection with the asset acquisition from Huntington Partners, we issued
1,000,000 shares of Common Stock and 1,000,000 shares of Class C Preferred
Stock.

In connection with the merger with Competitive Companies, we issued 5,912,061 shares of common stock, 4,000,000 shares of Class A preferred stock, and
1,495,436 shares of Class B preferred stock.

These shares were issued in reliance upon Section 4(2) of the 1933 Act in view of the following:

        o None of these issuances involved underwriters, underwriting discounts or commissions.
        o Restrictive legends are placed on all certificates issued.
        o The distribution did not involve general solicitation or advertising.
        o No cash consideration was involved
        o Except for Huntington Partners, all shareholders receiving stock were already shareholders of Competitive Companies
        o The distributions were made only to accredited investors or investors who were believed to be sophisticated enough to evaluate the risks of the investment, particularly in view of the fact that no cash consideration was involved.

ITEM 27.  EXHIBITS

        2.1     Plan and agreement of reorganization
        2.2     Amendment to plan and agreement of reorganization *
        3.1     Articles of Competitive Companies, as amended
        3.11    By-laws of Competitive Companies
        4.1     Rights and preferences of Preferred Stock
        5.1     Legal Opinion

        10.01   Partnership Agreement - D Greens
        10.02   Partnership Agreement - A Gardens
        10.03   Partnership Agreement - C.Hills
        10.04   Partnership Agreement - Rollingwood
        10.05a  Partnership Agreement - Trussville
        10.5b   Supply, Services and Management Agreement Trussville
        10.06a  Acquisition agreement - GST
        10.6b   Acquisition Agreement-GST
        10.6c   Acquisition Agreement-GST
        10.07   Employment Agreement - L. Halstead
        10.08   OPEN
        10.09   Employment Agreement - DK
        10.10   Agreement with LCI Quest
        10.11   Agreement with Inet
        10.12   Sample Option Agreement - employees
        10.13   Sample Option Agreement - consultants
        10.14   Sample Subscription Agreement - Common Stock
        10.15   Lease Agreement - Office
        10.16   Competitive Local Exchange Carriers License Approval Letter - MS
        10.17   Competitive Local Exchange Carriers License Approval Letter - Ca
        10.18   Convertible Note - T. Baba & addendum
        10.19   Sample Note Conversion Addendum
        10.21   Master Option Agreement

                                       85

        23.1    Consent of Accountants - KCH *
        23.5    Consent of Counsel (provided in 5.1)

          *filed herewith

All other Exhibits called for by Rule 601 of Regulation SB-2 or SK are not applicable to this filing.

ITEM 28.  UNDERTAKINGS

        Information pertaining to our common stock is contained in our Articles of
        Incorporation and By-Laws. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes to:

        1. File, during any period in which we offer or sells securities, a post-effective amendment to this registration statement to:

                i.Include any prospectus required by section 10(a)(3) of the
                Securities Act;

                ii.Reflect in the prospectus any facts or events which,
                individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of
                Registration Fee" table in the effective registration statement.
                iii.Include any additional or changed material information on the plan of distribution.

        2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

        3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                       86

    SIGNATURES

            Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in Riverside California on April 22,
    2003.

    Competitive Companies, Inc.

Title                           Name                 Date          Signature
Principal Executive Officer     David Kline II     04-22-03   /s/ David Kline II
Principal Accounting Officer    Larry Halstead     04-22-03   /s/ Larry Halstead
Principal Financial Officer     Larry Halstead     04-22-03   /s/ Larry Halstead

        Pursuant to the requirements of the Securities Act of 1933, this
        Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE               NAME                  TITLE           DATE
/s/ David Kline II      David Kline II        Director       04-22-03
/s/ Michael Godfree     Michael Godfree       Director       04-22-03
/s/ Larry Halstead      Larry Halstead        Director       04-22-03
/s/ Jerald Woods        Jerald Woods          Director       04-22-03
/s/ David Hewitt        David Hewitt          Director       04-22-03

                                       87